Exhibit 4.5

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Agreement”) is made as of this 16th day of July, 2020, by and between Newsmax Media, Inc., a Delaware corporation (the “Company”), and Naples Investment HoldCo, LLC, a Delaware limited liability company (the “Investor”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Certificate of Designation (as defined below).

RECITALS:

WHEREAS, the Company has designated a Series A-3 Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series A-3 Preferred Stock”), with the preferences, rights, qualifications, limitations and restrictions as set forth in the Series A-3 Preferred Stock Certificate of Designation filed with the Secretary of State of the State of Delaware (as amended from time to time, the “Certificate of Designation”);

WHEREAS, the Company and the Investor are parties to that certain Subscription Agreement, dated as of April 16, 2019 (as amended, restated or otherwise modified from time to time, the “Series A-1 Subscription Agreement”), pursuant to which the Investor purchased 1,222.46 shares of Series A-1 Preferred Stock for an aggregate purchase price of $25,000,000.00;

WHEREAS, the Investor desires to consummate an additional investment in the Company (in three separate tranches) and purchase Series A-3 Preferred Stock, and the Company desires to sell and issue to the Investor the number of shares of Series A-3 Preferred Stock, in each case as set forth in Section 1 of this Agreement (the “Investor’s Securities”), upon the terms and conditions and subject to the provisions hereinafter set forth; and

WHEREAS, the Investor has agreed to purchase the Investor’s Securities subject to the First Tranche Proxy, the Second Tranche Proxy and the Third Tranche Proxy, as applicable, as further provided in this Agreement and the exhibits and schedules attached hereto.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of the Securities. Subject to the terms and conditions of this Agreement, the Investor hereby subscribes for and agrees to purchase and acquire from the Company, and the Company agrees to sell and issue to the Investor an aggregate of 1,060 shares of Series A-3 Preferred Stock at the purchase price per share of $23,619.00 (“Per-Share-Price”), and an aggregate purchase price of $25,036,140.00 (the “Investment”). The sale and issuance of the Series A-3 Preferred Stock will occur in three tranches. On the date hereof, the Investor shall purchase 424 shares of Series A-3 Preferred Stock in exchange for a purchase price of $10,014,456.00, payable by the Investor to the Company by wire transfer of immediately available cash to an account designated by the Company (the “First Tranche”). On August 30, 2020, the Investor shall purchase 212 shares of Series A-3 Preferred Stock in exchange for a purchase price of $5,007,228.00, payable by the Investor to the Company by wire transfer of immediately available cash to an account designated by the Company (the “Second Tranche”). On January 16, 2021, the Investor shall purchase the remaining 424 shares of Series A-3 Preferred Stock in exchange for a purchase price of $10,014,456.00, payable by the Investor to the Company by wire transfer of immediately available cash to an account designated by the Company (the “Third Tranche”).

2. Closings. The closing of the First Tranche (the “First Tranche Closing”) will occur on the date hereof upon the execution and delivery of this Agreement. The closing of the Second Tranche (the “Second Tranche Closing”) will occur on August 30, 2020 (the “Second Tranche Closing Date”). The closing of the Third Tranche (the “Third Tranche Closing”) will occur on January 16, 2021 (the “Third Tranche Closing Date”). For the avoidance of doubt, the consummation of each of the Second Tranche Closing and the Third Tranche Closing is not subject to any conditions and the Investor shall not have the right to elect not to consummate the Second Tranche Closing or the Third Tranche Closing. The First Tranche Closing, the Second Tranche Closing and the Third Tranche Closing are each referred to herein as a “Closing.”

At the First Tranche Closing:

(a) The Investor shall execute and deliver to the Company (i) this Agreement and (ii) the investor questionnaire attached hereto as Appendix A (the “Investor Questionnaire”).

(b) The Investor shall execute and deliver to the Majority Common Holder a proxy in respect of the portion of the Investor’s Securities purchased in the First Tranche, in the form attached hereto as Appendix B (the “First Tranche Proxy”).

(c) In exchange for the Investor’s Securities purchased in the First Tranche, the Investor shall deliver to the Company an amount in cash equal to $10,014,456.00 (subject to Section 26), less the Fee Obligation (as defined in Section 26), by wire transfer of immediately available funds pursuant to the wire instructions provided in Appendix C.

(d) The Company shall deliver the Investor a duly executed Indemnification Agreement with _____________ in the form attached hereto as Appendix G.

(e) The Company shall have adopted an amendment to the bylaws of the Company (the “Bylaws”) in the form attached hereto as Appendix H.

(f) The Company shall have filed an amendment to the Series A-1 Certificate of Designation with the Delaware Secretary of State in the form attached hereto as Appendix I.

(g) The Company shall have adopted an amendment to the Series A-1 Subscription Agreement in the form attached hereto as Appendix J.

(h) The Company will issue to the Investor the portion of the Investor’s Securities purchased in the First Tranche, and the Company shall deliver to the Investor a stock certificate representing the portion of the Investor’s Securities purchased in the First Tranche.

(i) An officer of the Company shall deliver to the Investor a certificate certifying (a) the Certificate of Designation, (b) the Bylaws, and (c) resolutions of the Board approving the Certificate of Designation, the Agreement and the transactions contemplated hereby and thereby.

At the Second Tranche Closing:

(a) The Investor shall execute and deliver to the Majority Common Holder a proxy in respect of the portion of the Investor’s Securities purchased in the Second Tranche, in the form attached hereto as Appendix D (the “Second Tranche Proxy”).

(b) In exchange for the Investor’s Securities purchased in the Second Tranche, the Investor shall deliver to the Company an amount in cash equal to $5,007,228.00 by wire transfer of immediately available funds pursuant to the wire instructions provided in Appendix C.

(c) The Company will issue to the Investor the portion of the Investor’s Securities purchased in the Second Tranche, and the Company shall deliver to the Investor a stock certificate representing the portion of the Investor’s Securities purchased in the Second Tranche.

At the Third Tranche Closing:

(a) The Investor shall execute and deliver to the Majority Common Holder a proxy in respect of the portion of the Investor’s Securities purchased in the Third Tranche, in the form attached hereto as Appendix E (the “Third Tranche Proxy”).

(b) In exchange for the Investor’s Securities purchased in the Third Tranche, the Investor shall deliver to the Company an amount in cash equal to $10,014,456.00 by wire transfer of immediately available funds pursuant to the wire instructions provided in Appendix C.

(c) The Company will issue to the Investor the portion of the Investor’s Securities purchased in the Third Tranche, and the Company shall deliver to the Investor a stock certificate representing the portion of the Investor’s Securities purchased in the Third Tranche.

3. Definitions. For purposes of this Agreement:

(a) “Board” means the Board of Directors of the Company.

(b) “Business Day” means any day other than a day on which commercial banks in the State of New York or Florida are required to be closed for business.

(c) “Capital Stock” means, collectively, the Common Stock and the Preferred Stock of the Company.

(d) “Class A Common Stock” means the Class A Common Stock of the Company, par value $0.001 per share.

(e) “Class B Common Stock” means Class B Common Stock of the Company, par value $0.001 per share.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Commercial Software” means commercially available, non-customized, off-the-shelf Software licensed pursuant to a standard non-exclusive license agreement for which license fees are less than $10,000 per year.

(h) “Common Stock” means shares of the Company’s Class A Common Stock and Class B Common Stock.

(i) “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(j) “Company IPR Agreements” means all written or oral contracts or agreements under which (i) the Company or any subsidiary acquires, uses or has the right to use, or is granted any other rights, license or sublicense in any material Intellectual Property owned by a third party (other than Commercial Software), (ii) the Company or any subsidiary has assigned or granted a license, sublicense, or any other rights to a third party to use any Owned Intellectual Property, or (iii) pursuant to which any third party has developed any material Intellectual Property for the Company or any subsidiary.

(k) “Company Notice” means written notice from the Company notifying the Majority Common Holder that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Majority Common Holder Transfer.

(l) “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

(m) “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o) “Intellectual Property” means all intellectual property rights arising worldwide, whether registered or unregistered, including: (i) patents and patent applications, including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof; (ii) copyrights, “moral rights,” rights of publicity, works of authorship, mask work rights and proprietary interests in Software; (iii) trademarks, service marks, trade dress, trade names, logos, and other indications of origin, together with all goodwill in connection with the use thereof and symbolized thereby; (iv) confidential and proprietary information, trade secrets, know-how, technologies, processes, techniques, architectures, customer and supplier lists, inventions (whether patentable or unpatentable), data, discoveries, improvements, ideas, concepts, improvements, developments, methodology, models, algorithms, formulae, systems, processes plans, analyses, models, prototypes, specifications, designs, interfaces, circuits, layouts, whether patentable or not; (v) domain names and websites (including the content), proprietary interests in social media accounts and the usernames and passwords associated therewith and all content therein, and phone numbers, (vi) database rights, (vii) any similar intellectual property or proprietary rights, (viii) any tangible embodiments of any of the foregoing (in whatever form or medium), (ix) registrations and applications for registration of any of the foregoing; and (x) the right to sue for past, present or future infringement of any of the foregoing.

(p) “Investor Notice” means written notice from the Investor notifying the Company and the Majority Common Holder that the Investor intends to exercise its Secondary Refusal Right as to all or a portion of the Transfer Stock with respect to any Proposed Majority Common Holder Transfer.

(q) “IPO” means the Company’s initial public offering.

(r) “Junior Stock” means the Common Stock and any other class or series of capital stock (including the Series A-1 Preferred Stock and the Series A-2 Preferred Stock) that ranks junior to the Series A-3 Preferred Stock (a) as to the payment of dividends, if any, or (b) as to the distribution of assets on any liquidation, dissolution or winding up of the Company, or both.

(s) “Key Employee” means any executive-level employee (including division director and vice president-level positions) of the Company as well as any employee of the Company who either alone or in concert with others develops, invents, programs or designs any material Owned Intellectual Property.

(t) “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of the following officers: Christopher Ruddy and Darryle Burnham.

(u) “Majority Common Holder” means the Christopher Ruddy Revocable Trust dated October 12, 2007 and its successors.

(v) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operation of the Company.

(w) “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities that are, or may become, convertible or exchangeable into or exercisable for such equity securities. In no event shall New Securities include any Exempted Securities.

(x) “Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any subsidiary.

(y) “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity or other entity.

(z) “Preferred Stock” means, collectively, the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series A-3 Preferred Stock.

(aa) “Preferred Threshold Shares” means at least 50% of the shares of Series A-3 Preferred Stock issuable to the Investor in exchange for the Investment (as adjusted for any stock splits, stock dividends, recapitalizations or similar transactions).

(bb) “Proposed Majority Common Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like Transfer or encumbering of any Transfer Stock (or any interest therein) proposed by the Majority Common Holder.

(cc) “Proposed Transfer Notice” means written notice from the Majority Common Holder setting forth the terms and conditions of a Proposed Majority Common Holder Transfer.

(dd) “Registered Intellectual Property” means all Intellectual Property owned by the Company or any subsidiary that is an active issued patent, patent application, trademark registration or application, copyright registration or application, social media account, domain name, or otherwise registered with any governmental or regulatory authority.

(ee) “Registrable Securities” means (i) any Common Stock issuable or issued upon conversion of the Series A-3 Preferred Stock held by the Investor and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above; excluding in all cases, and excluding for purposes of Section 7, any shares for which registration rights have terminated pursuant to Section 9(l) of this Agreement.

(ff) “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 7 hereof.

(gg) “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted Transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Majority Common Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

(hh) “SEC” means the Securities and Exchange Commission.

(ii) “Secondary Notice” means written notice from the Company notifying the Investor and the Majority Common Holder that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Majority Common Holder Transfer.

(jj) “Secondary Refusal Right” means the right, but not an obligation, of the Investor, for so long as the Investor continues to hold the Preferred Threshold Shares, to purchase any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

(kk) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ll) “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for the Investor.

(mm) “Series A-1 Holder” means the holder of Series A-1 Preferred Stock purchased pursuant to the Series A-1 Subscription Agreement.

(nn) “Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $0.001 per share.

(oo) “Series A-1 Preferred Stock” means the Series A-1 Convertible Preferred Stock of the Company, par value $0.001 per share.

(pp) “Series A-2 Holder” means the holder of Series A-2 Preferred Stock purchased pursuant to the Series A-2 Subscription Agreement.

(qq) “Series A-2 Preferred Stock” means the Series A-2 Convertible Preferred Stock of the Company, par value $0.001 per share.

(rr) “Series A-2 Subscription Agreement” means that certain Series A-2 Preferred Stock Purchase Agreement, dated as of July 3, 2019, by and between the Company and the purchaser of Series A-2 Preferred Stock identified therein, as amended, restated or otherwise modified from time to time.

(ss) “Software” means computer software and databases, together with, as applicable, object code, source code, firmware and embedded versions thereof and all tools, drawings, specifications, metadata, data and documentation related thereto.

(tt) “Stockholders Agreement” means that certain Stockholders Agreement, dated as of April 30, 2014, by and among the Company and the stockholders identified therein, as amended, supplemented and modified from time to time.

(uu) “Transfer” means any transfer, sale, assignment, gift, pledge, exchange, encumbrance, or other disposition, whether direct or indirect, voluntary or involuntary; provided that a direct or indirect change of control of the Investor shall not constitute a Transfer so long as the Person ultimately controlling the Investor as of immediately prior to such change of control continues to ultimately control the Investor after such change of control. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

(vv) “Transfer Stock” means shares of Capital Stock owned by the Majority Common Holder, or issued to the Majority Common Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

4. Representations and Warranties of the Company. The Company hereby represents and warrants to Investor that, except as set forth on the Disclosure Schedule attached as Appendix E to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of each Closing, except as otherwise indicated:

(a) Authority. The Company is a corporation organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite right, power and authority to execute, deliver and perform this Agreement and to carry on its business as presently conducted or proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect. The Certificate of Designation has been filed with the Secretary of State of the State of Delaware, has not been subsequently amended and is in full force and effect.

(b) Enforceability. The execution, delivery and performance of this Agreement by the Company, and the issuance and delivery of the Investor’s Securities have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company, and, upon its execution by the Company, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) Compliance. The Company: (i) is not in violation or default of any provisions of its Certificate of Incorporation, the Certificate of Designation, the Certificate of Designations of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”), the Certificate of Designations of Series A-1 Preferred Stock (the “Series A-1 Certificate of Designation”), the Certificate of Designations of Series A-2 Preferred Stock (the “Series A-2 Certificate of Designation” and together with the Company’s Certificate of Incorporation, the Certificate of Designation, the Series A Certificate of Designation, and the Series A-1 Certificate of Designation, the “Charter”) or Bylaws; (ii) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company), any indenture, loan or credit agreement, or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound; (iii) is not in violation of any order of any court, arbitrator or governmental body; or (iv) to the Knowledge of the Company, is not in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except, in each case in which such violation or default would not be expected to have a material effect on the Company. The execution, delivery and performance of this Agreement by the Company does not, and will not, result in any such violation or default and does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default pursuant to, any material instrument or agreement to which the Company is a party or by which the Company or its properties are bound.

(d) Capitalization. The authorized capital stock of the Company consists, or will consist, immediately prior to the First Tranche Closing, of:

(i) 10,000 shares of Preferred Stock, of which (A) 646 shares have been designated Series A Preferred Stock, 645.84 of which are issued and outstanding immediately prior to the First Tranche Closing, and (B) 1,223 shares have been designated Series A-1 Preferred Stock, 1,222.46 of which are issued and outstanding immediately prior to the First Tranche Closing, (C) 2,647 shares have been designated Series A-2 Preferred Stock, 2,646.77 of which are issued and outstanding immediately prior to the First Tranche Closing, (D) 1,413.44 shares have been designated Series A-3 Preferred Stock, none of which are issued and outstanding immediately prior to the First Tranche Closing and (E) 4,070.56 are undesignated.

(ii) 40,000 shares of Common Stock, 20,000 of which are designated Class A Common Stock, 6,069.67 shares of which are issued and outstanding immediately prior to the First Tranche Closing, and 20,000 of which are designated Class B Common Stock, none of which are issued and outstanding immediately prior to the First Tranche Closing.

(iii) The rights, preferences and privileges of the Preferred Stock are as stated in the Series A Certificate of Designation, Series A-1 Certificate of Designation, Series A-2 Certificate of Designation, and the Certificate of Designation. All of the outstanding shares of Common Stock and Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(iv) As of the date hereof, the Company has reserved 65 shares of Class B Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its Equity Incentive Plan (the “Stock Plan”) duly adopted by the Board and approved by the Company’s holders of outstanding voting stock. Of such reserved shares of Class B Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 11.47 shares of Class B Common Stock have been granted and 53.53 shares of Class B Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Investor complete and accurate copies of the Stock Plan and forms of agreements used thereunder. For the avoidance of doubt, the number of reserved shares of Class B Common Stock for issuance under the Stock Plan may be increased, decreased or otherwise adjusted in accordance with the Stock Plan and applicable law.

(v) Except for (A) the conversion privileges of the Preferred Stock and grants under the Stock Plan, (B) any securities issued pursuant to the Stock Plan and (C) as otherwise set forth on Section 4(d)(v) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its Capital Stock. None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration (or lapse of a repurchase right) upon the occurrence of any event.

(vi) The Company is not a party to any contract and has not granted any compensation, equity or award that could be deemed deferred compensation subject to any penalty under Section 409A of the Code, and neither the Company nor any Person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code has any liability or obligation to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to any penalty under Section 409A of the Code.

(e) Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation ongoing or pending or, to the Company’s knowledge, currently threatened in writing (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company or (ii) that questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated hereby, or (iii) to the Company’s knowledge, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company is not a party to or named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

(f) Approvals. The execution, delivery and performance by the Company of this Agreement and the offer and sale of the Investor’s Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency or official other than those consents that have been obtained prior to the First Tranche Closing, and those filings required to be made pursuant to the Securities Act and any applicable state securities acts (“State Acts”) which the Company undertakes to file within the applicable time period.

(g) Subsidiaries. Except as set forth in Section 4(g) of the Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

(h) Valid Issuance of Securities. The Investor’s Securities, when issued, sold and delivered in accordance with the terms hereof and for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on Transfer other than restrictions on Transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Investor. The Class A Common Stock issuable upon conversion of the Investor’s Securities has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Designation, will be duly and validly issued, fully paid and nonassessable and free of restrictions on Transfer other than restrictions on Transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Investor. Assuming the accuracy of the representations of the Investor in Section 5 of this Agreement and subject to the provisions of Section 4(i), the Investor’s Securities and the Class A Common Stock issuable upon conversion of the Investor’s Securities will be issued in compliance with all applicable federal and state securities laws.

(i) Disqualification. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

(j) Intellectual Property.

(i) The Company is the sole and exclusive owner of all Owned Intellectual Property, free and clear of liens or encumbrances. The Registered Intellectual Property owned or purported to be owned by the Company and its subsidiaries is subsisting and, to the knowledge of the Company, valid and enforceable. The Company and its subsidiaries have not transferred ownership of, or granted any exclusive license with respect to, any Owned Intellectual Property to any Person. All necessary actions have been taken by the Company to maintain and protect each item of Registered Intellectual Property. No opposition, cancellation, reexamination, invalidation or other action (other than routine office actions in the ordinary course of prosecution) is pending challenging the extent, validity, enforceability or the Company’s ownership of any Owned Intellectual Property, nor, to the knowledge of the Company, is there a reasonable basis for any such challenge.

(ii) The Company exclusively owns or otherwise has a valid and enforceable right to use all Intellectual Property used by, material to or otherwise necessary to the operation of the Company and its subsidiaries’ business as currently conducted (the “Business Intellectual Property”). Each Company IPR Agreement is valid, binding and in full force and effect and enforceable against the Company and, to the knowledge of the Company, each other party thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally. Upon consummation of the transaction contemplated by this Agreement, each Company IPR Agreement shall continue in full force and effect without penalty or other adverse consequence. There is no material default or material breach (nor an event or circumstance that, with or without notice or lapse of time or both, would be a material default or material breach) under any Company IPR Agreement by the Company or any of its subsidiaries, as applicable, or, to the knowledge of the Company, by any other party thereto.

(iii) The use of any Business Intellectual Property and the operation of the Company and its subsidiaries’ business does not infringe, violate, dilute or misappropriate any Intellectual Property of any Person and has not in the past five (5) years infringed, violated, diluted or misappropriated any Intellectual Property of any Person. To the knowledge of the Company, no third party is infringing, violating, diluting or misappropriating any Owned Intellectual Property. To the knowledge of the Company, there are no communications, claims or actions alleging infringement, violation, dilution or misappropriation of the Intellectual Property of any Person pending or threatened against the Company or its subsidiaries. No Owned Intellectual Property is subject to any outstanding consent, settlement or judgment restricting the use or ownership thereof.

(iv) The material information technology systems used in the Company and its subsidiaries’ business, including all computer hardware, software, firmware, process automation and telecommunications systems (“IT Systems”), perform reliably and are in material conformance with the applicable specifications and documentation for such systems, are to the knowledge of the Company free from any material defects, bugs, malfunctions or nonconformities and are adequate for the Company and its subsidiaries’ current needs in the operation of the business as currently conducted. To the knowledge of the Company, there have been no failures, breakdowns, data security breaches or other incidents materially adversely affecting any such IT Systems or any Software, data, information or materials contained therein, other than temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the Company or any subsidiary. The Company and its subsidiaries maintain commercially reasonable disaster recovery and security, business continuity plans and procedures and have taken commercially reasonable measures to protect the security and integrity of the IT Systems and the Software and data stored or contained therein or transmitted thereby from misuse or unauthorized use, access, disclosure or modification by third parties.

(v) The Company and its subsidiaries have taken commercially reasonable precautions and steps to maintain and protect the confidentiality (where applicable) of any Owned Intellectual Property constituting trade secrets or other confidential information.

(vi) All current and former employees of the Company and its subsidiaries who have participated in the development of any Owned Intellectual Property have executed and delivered to the applicable Company an agreement or written acknowledgement (i) transferring to the Company any Owned Intellectual Property developed, created, invented, or authored by such employee and (ii) prohibiting disclosure of the Company and its subsidiaries’ confidential and proprietary information including non-public information regarding Business Intellectual Property. All developers, creators, inventors, and authors of Owned Intellectual Property owned who were not employees of the Company at the time of the development, creation, invention, or authorship of such Intellectual Property have assigned in writing all of their rights, title, and interest to such Intellectual Property to the Company.

(vii) No government funding, facilities of a university, college, or other educational institution research center or funding from third parties was used in the development of any Owned Intellectual Property. To the knowledge of the Company, no Person who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Owned Intellectual Property.

(viii) To the knowledge of the Company, none of the Business Intellectual Property has been used in material violation of a legal or contractual obligation to the Company or its subsidiaries, disclosed in breach of a confidential obligation to the Company or its subsidiaries, or appropriated to the detriment of the Company or its subsidiaries. To the Knowledge of the Company, no employee, independent contractor or agent of the Company or its subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company or its subsidiaries.

(ix) The consummation of the transactions contemplated by this Agreement will not result in the loss, alteration or impairment of the Company’s right to own or use any Business Intellectual Property.

(x) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance in all material respects with all applicable laws, the Company’s privacy policies, and codes of conduct to which the Company is a party. The Company has commercially reasonable security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.

(k) Use of Proceeds. The proceeds of the sale and issuance of the Investor’s Securities shall be used for general working capital purposes.

(l) Agreements; Actions.

(i) Other than (i) employee agreements and benefits, (ii) standard director and officer indemnification agreements approved by the Board, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved by the Board, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(ii) Except for this Agreement, there are no written agreements or contracts to which the Company is a party or by which it is bound that involve obligations of, or payments to, the Company in excess of $200,000 (other than purchase orders, invoices or similar agreements executed in the ordinary course of business). Except for this Agreement, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve the grant of rights to license, market, or sell its Owned Intellectual Property to any other Person that materially restrict the Company’s right to develop, distribute, market or sell its Owned Intellectual Property.

(iii) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed individually in excess of $50,000 or in excess of $200,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(iv) For the purposes of Sections 4(l)(ii) and (iii), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person or entity (including Persons or entities the Company has reason to believe are affiliated with that Person or entity) shall be aggregated for the purposes of meeting the individual minimum dollar amounts of each such Section.

(m) No Conflict of Interest. The Company is not indebted, directly or indirectly, to any of its officers or employees or to their respective spouses or children or, to the Company’s knowledge, to any affiliate of the foregoing, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees and for other customary employee benefits made generally available to all employees. None of the Company’s officers or employees, or any members of their immediate families, or, to the Company’s knowledge, any affiliate of the foregoing, are, directly or indirectly, indebted to the Company (other than in connection with purchases of the Company’s stock). To the Company’s knowledge, no officers of the Company, any members of their immediate families, or any affiliate of any of the foregoing have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company (in each case, other than by holding up to two percent of the outstanding capital stock of any publicly traded company that may compete with the Company). The Company is not a guarantor or indemnitor of any indebtedness of any other Person, firm or corporation.

(n) Rights of Registration and Voting Rights. Except as otherwise provided in the Series A-2 Subscription Agreement or herein, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Stockholders Agreement and the Series A-2 Subscription Agreement, no holder of capital stock of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

(o) Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company, to the Company’s knowledge, (i) is in compliance in all material respects with such leases and (ii) holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

(p) Financial Statements. Section 4(p) of the Disclosure Schedule contains audited financial statements of the Company (including balance sheet, income statement and statement of cash flows) as of December 31, 2019 for the fiscal year then ended and the unaudited financial statements as of February 29, 2020 for the two (2) month period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP (that, if presented, to the Company’s Knowledge would not differ materially from those included in the December 31, 2019 balance sheet). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments (the effect of which will not, individually or in the aggregate, be significant). Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to February 29, 2020; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements and which are not material.

(q) Changes. Since February 29, 2020, there has not been:

(i) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not had a Material Adverse Effect;

(ii) any damage, destruction or loss, whether or not covered by insurance, that have had a Material Adverse Effect;

(iii) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(iv) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(v) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(vi) any material change in any compensation arrangement or agreement with any employee, officer, director or holder of capital stock outside of the ordinary course of business which materially increases the cost of compensation and benefits;

(vii) any sale, assignment or transfer of any Owned Intellectual Property;

(viii) any resignation or termination of employment of any officer or Key Employee of the Company;

(ix) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet delinquent and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(x) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(xi) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(xii) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(xiii) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect;

(xiv) any arrangement or commitment by the Company to do any of the things described in this Section 4(q); or

(xv) any Material Adverse Effect.

(r) Employee Matters.

(i) To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would limit or interfere with such employee’s ability to engage in or continue or perform any conduct, activity, duty or practice relating to the business of the Company, to promote the interest of the Company or that would conflict with the Company’s business.

(ii) The Company is not delinquent in payments in any material respect to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(iii) To the Company’s knowledge, no Key Employee or material consultant intends to terminate his, her or its services with the Company or is otherwise likely to become unavailable to continue as a Key Employee or consultant, nor does the Company have a present intention to terminate the employment or consultancy of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company.

(iv) The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board.

(v) Each former Key Employee whose employment was terminated by the Company in the past three (3) years has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(vi) The Disclosure Schedule sets forth all employee benefit plans maintained, established or sponsored by the Company, or in or to which the Company participates or contributes, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or which is otherwise a severance plan or agreement. The Company has made all required contributions and has no liability to any such employee benefit plan in all material respects, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(s) Tax Returns and Payments. The Company has filed all material tax returns and reports as required by law. These returns and reports are true, correct and complete in all material respects. The Company has paid all material taxes that are due and owing by the Company. There have been no examinations or audits of any material tax returns or reports required to be filed by the Company undertaken by any applicable federal, state, local or foreign governmental agency responsible for the assessment of taxes.

(t) Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed, and liability insurance providing adequate insurance coverage for the operations of the Company.

(u) Labor Agreements and Actions. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge threatened, which has had or would reasonably be expected to have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees. To its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.

(v) Confidential Information and Invention Assignment Agreements. Each present and, to the Company’s knowledge, former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Investor (the “Confidential Information Agreements”). The Company has no knowledge that any of its present employees, officers or consultants is in violation thereof. No current employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement.

(w) Permits. The Company and each of its subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which has had or would reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(x) No Other Representations. The representations and warranties made by the Company in this Section 4 are the exclusive representations and warranties made by the Company. Except for any representations and warranties set forth in this Section 4, or in any certificate delivered pursuant to this Agreement, the Company expressly disclaims any other representations or warranties of any kind or nature, express or implied, as to liabilities, operations of the facilities, the title, condition, value or quality of assets of the Company or the prospects (financial and otherwise), risks and other incidents of the Company, and EXCEPT AS SPECIFICALLY SET FORTH HEREIN, THE COMPANY SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY. No material or information provided by or communications made by the Company or any of its affiliates, or by any advisor thereof, whether by use of a “data room,” or otherwise, will cause or create any warranty, express or implied, as to or in respect of the Company, or the title, condition, value or quality of the assets or liabilities of the Company. The Company makes no representation or warranty whatsoever with respect to any estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

(y) Real Property Holding Company. The Company is not now and has never been a “United States real property holding corporation”, as defined in §897(c)(2) of the Code and Treasury Regulation §1.897-2(b).

5. Representations and Warranties of the Investor. The Investor represents and warrants to the Company as of the date of each Closing of the Investment as follows:

(a) Authority. The Investor is duly formed, validly existing and in good standing under the laws of Delaware. The Investor has all requisite entity right, power and authority to execute, deliver and perform this Agreement.

(b) Enforceability. The execution, delivery and performance of this Agreement by the Investor have been duly authorized by all requisite limited liability company action. This Agreement has been duly executed and delivered by the Investor, and, upon its execution by the Company, shall constitute the legal, valid and binding obligation of the Investor, enforceable in accordance with its terms, except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) No Violations. The execution, delivery and performance of this Agreement by the Investor do not and will not, with or without the passage of time or the giving of notice, (i) result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Investor pursuant to, any material instrument or agreement to which the Investor is a party or by which the Investor or its properties may be bound or affected, (ii) violate or conflict with any provision of the articles of incorporation or bylaws, partnership agreement, operating agreement, trust agreement or similar organizational or governing document of the Investor, as applicable, or (iii) result in Investor violating any order of any court, arbitrator or governmental body or any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws.

(d) Knowledge of Investment and its Risks. The Investor has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Investor’s investment in the Investor’s Securities. The Investor understands that an investment in the Company represents a high degree of risk and there is no assurance that the Company’s business or operations will be successful. The Investor has considered carefully the risks attendant to an investment in the Company, and that, as a consequence of such risks, the Investor could lose the Investor’s entire investment in the Company.

(e) Investment Intent. The Investor hereby represents and warrants that: (i) the Investor’s Securities are being acquired for investment for the Investor’s own account, and not as a nominee or agent and not with a view to the resale or distribution of all or any part of the Investor’s Securities, and the Investor has no present intention of selling, granting any participation in or otherwise distributing any of the Investor’s Securities within the meaning of the Securities Act; (ii) the Investor’s Securities are being acquired in the ordinary course of the Investor’s business; and (iii) the Investor does not have any contracts, understandings, agreements or arrangements, directly or indirectly, with any Person and/or entity to distribute, sell, Transfer or grant participations to such Person and/or entity with respect to, any of the Investor’s Securities.

(f) Investor Status. The Investor is an “accredited investor” as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act and the information provided by the Investor in the Investor Questionnaire, attached hereto as Appendix A, is truthful, accurate and complete. The Investor is not registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended, or an affiliate of such broker-dealer, except as otherwise indicated in the Investor Questionnaire.

(g) Disclosure. The Investor has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its subsidiaries in connection with the Investor’s decision to purchase the Investor’s Securities. The Company has provided the Investor with all the information that the Investor has requested in connection with the decision to purchase the Investor’s Securities. The Investor further represents that the Investor has had an opportunity to ask questions of, and receive answers from, the Company regarding the business, properties, prospects and financial condition of the Company. All such questions have been answered to the Investor’s full satisfaction. In entering into this Agreement, the Investor relied solely upon the results of its own independent investigation and verification and the Company’s or other Person’s statements, representations, warranties, or agreements expressly contained in this Agreement. Other than as set forth above, the Investor has not relied upon the Company’s or any other Person’s statement, representation, warranty or agreement in entering into this Agreement.

(h) No Registration. The Investor understands that the Investor may be required to bear the economic risk of the Investor’s investment in the Company for an indefinite period of time. The Investor further understands that: (i) neither the offering nor the sale of the Investor’s Securities has been registered under the Securities Act or any applicable State Acts in reliance upon exemptions from the registration requirements of such laws; (ii) the Investor’s Securities must be held by the Investor indefinitely unless the sale or Transfer thereof is subsequently registered under the Securities Act and any applicable State Acts, or exemptions from such registration requirements are available; (iii) the Company is under no obligation to register any of the Investor’s Securities on the Investor’s behalf or to assist the Investor in complying with any exemption from registration; and (iv) the Company will rely upon the representations and warranties made by the Investor in this Agreement and the Investor Questionnaire in order to establish such exemptions from the registration requirements of the Securities Act and any applicable State Acts.

(i) Transfer Restrictions. The Investor will not Transfer any of the Investor’s Securities unless such Transfer is (A) permitted pursuant to the terms of this Agreement and (B) registered or exempt from registration under the Securities Act and such State Acts, and, if requested by the Company in the case of an exempt transaction, the Investor has furnished an opinion of counsel reasonably satisfactory to the Company that such Transfer is so exempt. The Investor understands and agrees that the certificates evidencing the Investor’s Securities will bear appropriate legends indicating such Transfer restrictions placed upon the Investor’s Securities. Further, the Investor understands that this Agreement substantially limits the Transfer of the Investor’s Securities and that any Transfer made that is not in compliance with this Agreement is null and void.

(j) No Solicitation. The Investor: (i) did not receive or review, and is not purchasing as a result of, any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available, with respect to the Investor’s Securities; and (ii) was not solicited by any Person, other than by representatives of the Company, with respect to a purchase of the Investor’s Securities. The Investor understands and acknowledges that it is the Investor’s responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with the offering and purchase of the Investor’s Securities, including obtaining required governmental or other consents or observing any other required legal or other formalities.

(k) Principal Address. The Investor’s principal executive office is set forth on the signature page of this Agreement.

(l) Reliance by the Company. The Investor acknowledges that the Company will be relying on the representations and warranties of the Investor made above for purposes of compliance with all applicable securities laws and any applicable exemptions from registration requirements thereunder, and otherwise, and consents to the Company’s reliance on such representations and warranties.

6. Special Investor Rights.

(a) Election of Director. As of the First Tranche Closing, and for so long as the Investor continues to hold the Preferred Threshold Shares, the Investor (in its capacity as a holder of Series A-3 Preferred Stock) shall be entitled to elect one (1) individual to the Board (such individual, the “Series A-3 Director”), who shall be included as a member of any committee formed by the Board. For the avoidance of doubt, the Investor’s right to elect the Series A-3 Director shall not affect, and shall be separate from, the Investor’s right to elect an individual to the Board pursuant to the Series A-1 Subscription Agreement in the Investor’s capacity as a holder of shares of Series A-1 Preferred Stock. A Series A-3 Director may be removed at any time as a director on the Board (with or without cause) upon, and only upon, the written request of the Investor. In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Series A-3 Director, then, so long as the Investor continues to hold the Preferred Threshold Shares, the Investor shall have the right to designate an individual to fill such vacancy. In the event that the Investor shall fail to designate in writing a representative to fill the vacant Series A-3 Director seat on the Board, such Board seat shall remain vacant until such time as the Investor elects an individual to fill such seat in accordance with this Section 6(a), and during any period in which such seat remains vacant, the Board nonetheless shall be deemed duly constituted.

(b) Special Stockholder Voting Rights. As of the First Tranche Closing, and for so long as the Investor continues to hold the Preferred Threshold Shares, in addition to any other vote under the Charter, Certificate of Designation or Bylaws, the Company will not, without the written consent of the Investor (which shall not be unreasonably withheld or conditioned), either directly or by amendment, merger, consolidation, take the following actions:

(i) dissolve, liquidate or wind up the business and affairs of the Company or any material subsidiary of the Company, or effect an Extraordinary Transaction or a Liquidity Event (as such terms are defined in the Certificate of Designation) or authorize or consent to any of the foregoing;

(ii) amend, alter or repeal any provision of the Certificate of Designation, Charter or the Bylaws of the Company in a manner that materially and adversely affects the powers, preferences or rights of a holder or the holders of Series A-3 Preferred Stock (it is acknowledged and agreed that, notwithstanding anything to the contrary in this Agreement, this consent right shall not apply with respect to the authorization, issuance or sale of any securities of the Company that are junior or senior to, or on parity with the Series A-3 Preferred Stock, and any amendment of the Certificate of Designation, Charter, or Bylaws in connection therewith);

(iii) reclassify, alter or amend any existing shares of the Company issued and outstanding on the date of this Agreement in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption or voting;

(iv) redeem, purchase or otherwise acquire (or permit any subsidiary to redeem, purchase or otherwise acquire) or pay or declare any dividend or other distribution on any Capital Stock of the Company; provided, that this restriction shall not apply to (i) any redemption, purchase, acquisition, payment, dividend or other distribution approved by the Board, including the Series A-3 Director, or (ii) the repurchase of Junior Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase;

(v) incur, or permit any of its majority-owned subsidiaries to incur, indebtedness for borrowed money if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed the higher of $10,000,000 and two (2) times the Company’s consolidated EBITDA for the last fully completed fiscal year, other than trade payables incurred in the ordinary course; or

(vi) issue or obligate itself to issue or sell shares of Series A-3 Preferred Stock, other than in connection with any preemptive rights of the stockholders of the Company.

Notwithstanding anything to the contrary herein, if the Company desires to take any of the actions that are subject to the protective provisions set forth in this Section 6(b), the Company shall send a written request for approval of such action to the Investor. If the Investor does not provide a response or approval within ten (10) Business Days of the Company’s written request, the Company shall send a second written request to the Investor. If the Investor fails to provide a response or approval to the Company within ten (10) Business Days of the Company’s delivery of the second request, then the consent of the Investor shall no longer be required with respect to that action.

(c) Special Board Voting Rights on Series A-3 Preferred Stock. As of the First Tranche Closing, and for so long as the Investor has the right to appoint the Series A-3 Director (and such director has been appointed by the Investor), the Board shall not approve a threshold higher than 10% in connection with clause (3) of the definition of “Additional Shares of Common Stock” in the Certificate of Designation without the approval of the Series A-3 Director; provided that, upon the request of the Company to increase the threshold in connection with acquiring talent for the Company, the Series A-3 Director shall consider such request for a higher threshold in good faith.

(d) Other Special Board Voting Rights. As of the First Tranche Closing, and for so long as the Investor (x) continues to hold the Preferred Threshold Shares and (y) has the right to appoint the Series A-3 Director, the Company will not, without Board approval, which approval must include the affirmative vote of the Series A-3 Director (if such director has been appointed by the Investor) (provided that if the Series A-3 Director fails to provide his or her response or approval to the Company within ten (10) Business Days of the Company’s delivery of written notice to the Series A-3 Director, then the affirmative vote of the Series A-3 Director shall no longer be required):

(i) make any loan to any employee or director of the Company, except loans (A) made in the ordinary course of business and (B) in an amount not to exceed $2,000,000 in the aggregate per annum;

(ii) knowingly enter into or be a party to any transaction with any director, officer or employee of the Company, in each case, other than transactions regarding compensation, benefits, key man insurance, or otherwise in the ordinary course of business; or

(iii) change the principal business of the Company.

7. Restrictions on Transfer.

(a) Prior to an IPO, the Investor (including any Transferee of the Investor) may not Transfer any Preferred Stock (or any other securities issued with respect to any Preferred Stock, whether by stock dividend, stock split, merger, exchange, reorganization, or otherwise) or any interest in any Preferred Stock, whether voluntarily or by operation of law, except upon the conditions specified in this Agreement and in accordance with the provisions of the Securities Act and other applicable law. The Investor will cause any proposed purchaser, pledgee, or Transferee of the Investor’s Securities and the Registrable Securities held by the Investor to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding anything to the contrary in this Agreement, the Certificate of Designation or any document or instrument delivered in connection herewith or therewith, but subject to Section 7(f), the Investor shall not be permitted to Transfer any Investor Securities or any right to, or interest in, any Investor Securities until the expiration of the Third Tranche Proxy in accordance with its terms.

(b) Each certificate, instrument, or book entry representing (i) the Investor’s Securities, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 7(c)) be notated with a legend substantially in the following form:

(i) THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(ii) THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE SERIES A-3 PREFERRED STOCK SUBSCRIPTION AGREEMENT, DATED JULY 16, 2020 BY AND BETWEEN NEWSMAX MEDIA, INC. AND NAPLES INVESTMENT HOLDCO, LLC, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(c) The Investor consents to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on Transfer set forth in this Section 7.

(d) The Investor, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 7. Before any proposed Transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Investor shall give notice to the Company of the Investor’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at the Investor’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed Transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed Transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Investor shall be entitled to Transfer such Restricted Securities in accordance with the terms of the notice given by the Investor to the Company (unless such Transfer is otherwise restricted by the terms set forth in this Agreement, including this Section 7 and Section 9(g)). The Company will not require such a legal opinion or “no action” letter with respect to Transfers in accordance with Section 7(f). Each certificate, instrument, or book entry representing the Restricted Securities Transferred as above provided shall be notated with the appropriate restrictive legend set forth in Section 7(b).

(e) Notwithstanding anything to the contrary set forth herein, prior to the completion of an IPO, in no event shall any of the Investor’s Securities or the shares of Common Stock issued upon conversion thereof be Transferred or otherwise made available to any U.S.-based cable channel or over the top (OTT) media services without the prior written consent of the Majority Common Holder.

(f) Subject to the restrictions set forth in Section 7(b) and notwithstanding the foregoing or anything to the contrary herein, the Investor’s Securities, or shares of Common Stock issued upon conversion thereof, and the rights under this Agreement may be Transferred and assigned (but only with all related obligations) by the Investor upon prior written notice to the Company to one or more affiliated partnerships of the Investor, funds managed by the Investor or any of their respective directors, officers or partners, or their respective family members; provided, however, that such Transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 9(g).

8. Redemption and Sale Process.

(i) Notice. For so long as the Investor continues to hold the Preferred Threshold Shares, the Investor shall have the right, but not the obligation, any time between July 16, 2027, and July 16, 2029, to deliver to the Company a notice (a “Redemption Notice”) that the Investor desires to sell all of the shares of Series A-3 Preferred Stock then held by the Investor (the “Offered Shares”) in exchange for an amount equal to the Per-Share-Price plus any accrued but unpaid dividends for each share of Series A-3 Preferred Stock.

(ii) Company Redemption. If the Company does not elect to purchase the total number of Offered Shares within one hundred twenty (120) days after delivery of the Redemption Notice, then the Investor shall have the right to sell all, but not less than all, of the Offered Shares to a third party reasonably acceptable to the Company.

(iii) Cooperation. The Company shall use commercially reasonable efforts to cooperate with the Investor in connection with such proposed sale (including by providing due diligence materials and other information reasonably requested by the purchaser of such Offered Shares, subject to such purchaser executing and delivering a nondisclosure agreement acceptable to the Company). The Investor shall use commercially reasonable efforts (including by hiring an investment bank and other advisors) to sell the Offered Shares within twelve (12) months from the date of the Redemption Notice (the “Sale Process Period”). The Investor shall be responsible for fees and expenses incurred by the Investor in connection with such sale process.

(b) Sale Process Period Termination. If, notwithstanding the commercially reasonable efforts of the Investor, the Investor is unable to sell the Offered Shares (and is not actively negotiating such sale) by the expiration of the Sale Process Period, then the Company shall either (i) redeem the Offered Shares held by the Investor in exchange for an amount equal to the Per-Share-Price plus any accrued but unpaid dividends for each share of Series A-3 Preferred Stock, or (ii) consummate a Sale of the Corporation (as defined in the Certificate of Designation) in each case within twelve (12) months thereafter.

9. Registration Rights. The Company covenants and agrees that for so long as the Investor (for purposes of this Section 9, any purchaser, Transferee or successor of the Investor permitted pursuant to this Agreement owning at least the Preferred Threshold Shares shall be able to exercise all of Investor’s rights in Section 9 and any references to the Investor shall include such permitted purchaser, Transferee or successor) continues to hold the Preferred Threshold Shares:

(a) Demand Registration.

(i) Form S-1 Demand. If at any time after the earlier of (1) six (6) years after the date of this Agreement (or such earlier date as may been granted to any other stockholder in the Company with respect to a right to require the filing of a Form S-1) or (2) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from the Investor that the Company file a Form S-1 registration statement with respect to the Registrable Securities, then the Company shall (A) within ten (10) Business Days after the date such request is given, give notice thereof (the “Demand Notice”) to all holders of registration rights other than the Investor; and (B) as soon as practicable, and in any event within sixty (60) days after the date such request is given, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities requested to be registered by Investor, subject to the limitations of Sections 9(a)(iii) and 9(c); provided that the Company shall not be required to file more than four (4) Form S-1 registration statements pursuant to this Section 9(a)(i); and provided further that as a condition to the Company’s obligation to file a Form S-1 pursuant to Section 9(a)(i)(1), the aggregate offering price for such registration statement may not be less than $30,000,000 with a per share price equal to or greater than two times the Per-Share-Price (as adjusted pursuant to the Certificate of Designation).

(ii) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from the Investor that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities, of the Investor, then the Company shall, (A) within ten (10) days after the date such request is given, give a Demand Notice to all holders of registration rights other than the Investor; and (B) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Investor, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be registered by Investor, subject to the limitations of Sections 9(a)(iii) and 9(c).

(iii) Notwithstanding the foregoing obligations, if the Company furnishes to the Investor a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (1) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (2) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (3) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Investor is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period;

(iv) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 9(a)(i): (1) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing good faith commercially reasonable efforts to cause such registration statement to become effective; (2) after the Company has effected a registration pursuant to Section 9(a)(i); or (3) if the Investor proposes to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 9(a)(ii). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 9(a)(ii): (1) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (2) if the Company has effected a registration pursuant to Section 9(a)(ii) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for the purposes of this Section 9(a)(iv) until such time as the applicable registration statement has been declared effective by the SEC, unless the Investor withdraws its request for such registration, elects not to pay the registration expenses therefor, and forfeits its right to one demand registration statement pursuant to Section 9(f), in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 9(a)(iv); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 9(a)(iii), then the Investor may withdraw its request for registration and such registration will not be counted as “effected” for purposes of this Section 9(a)(iv).

(b) Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Investor) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash, the Company shall, at such time, promptly give the Investor notice of such registration. Upon the request of Investor given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 9(c), cause to be registered all of the Registrable Securities that Investor has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 9(b) before the effective date of such registration, whether or not Investor has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 9(f).

The Investor covenants and agrees to use reasonable best efforts to simultaneously submit registration requests under this Agreement and under the Series A-1 Subscription Agreement. Notwithstanding anything to the contrary in this Agreement, the registration rights contained herein shall be pari passu with the registration rights provided to the Series A-2 Holder in Section 6 of the Series A-2 Subscription Agreement.

(c) Underwriting Requirements.

(i) If, pursuant to Section 9(a), the Investor intends to distribute the Registrable Securities covered by its request by means of an underwriting, the Investor shall so advise the Company as a part of the Investor’s request made pursuant to Section 9(a), and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Board of Directors and shall be reasonably acceptable to Investor. The Investor shall (together with the Company as provided in Section 9(d)(v)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 9(c), if the underwriter(s) advise the Investor in writing that marketing factors require a limitation on the number of shares to be underwritten, then the number of Registrable Securities that may be included in the underwriting shall be reduced to such number as advised by the underwriter(s); provided, however, that the number of Registrable Securities held by the Investor to be included in such underwriting shall not be reduced unless all other securities (other than securities to be sold by the Company) are reduced on a proportionate basis from the underwriting.

(ii) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 9(b), the Company shall not be required to include the Registrable Securities in such underwriting unless the Investor accepts the terms of the underwriting as agreed upon between the Company and its underwriter(s), and then only in such quantity as the underwriter(s) in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriter(s) in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriter(s) and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriter(s) determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be reduced to such amount as can be included, as determined by the underwriter(s) in their sole discretion. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are reduced on a proportionate basis from the offering.

(iii) For purposes of Section 9(a), a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 9(c)(i), fewer than fifty percent (50%) of the total number of Registrable Securities that Investor has requested to be included in such registration statement are actually included.

(d) Obligations of the Company. Whenever required under this Section 9 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of Investor, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Investor refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration;

(ii) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(iii) furnish to the Investor such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Investor may reasonably request in order to facilitate its disposition of the Registrable Securities;

(iv) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Investor; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(v) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(vi) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(vii) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(viii) promptly make available for inspection by the Investor, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by Investor, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith, subject to compliance with applicable securities laws;

(ix) notify the Investor, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(x) after such registration statement becomes effective, notify the Investor of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

(e) Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 9 with respect to the Registrable Securities of the Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of the Investor’s Registrable Securities.

(f) Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 9, including all registration, filing, and qualification fees; printers’ and accounting fees; and fees and disbursements of counsel for the Company shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 9 shall be borne and paid by the Investor.

(g) Delay of Registration. The Investor shall not have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 9.

(h) Indemnification. If any Registrable Securities are included in a registration statement under this Section 9:

(i) To the extent permitted by law, the Company will indemnify and hold harmless the Investor, and the partners, members, officers, directors, and stockholders of the Investor; legal counsel and accountants for the Investor; any underwriter (as defined in the Securities Act) for the Investor; and each Person, if any, who controls the Investor or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to the Investor, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 9(h)(i) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Investor, any underwriter, any controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(ii) To the extent permitted by law, the Investor will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), and any controlling Person of any such underwriter, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Investor expressly for use in connection with such registration; and the Investor will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 9(h)(ii) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by the Investor by way of indemnity or contribution under Sections 9(h)(ii) and 9(h)(iv) exceed the proceeds from the offering received by the Investor (net of any Selling Expenses paid by the Investor), except in the case of fraud or willful misconduct by the Investor.

(iii) Promptly after receipt by an indemnified party under this Section 9(h) of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9(h), give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 9(h), to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9(h).

(iv) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (1) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 9(h) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 9(h) provides for indemnification in such case, or (2) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 9(h), then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) the Investor will not be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by the Investor pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall the Investor’s liability pursuant to this Section 9(h)(iv), when combined with the amounts paid or payable by the Investor pursuant to Section 9(h)(ii), exceed the proceeds from the offering received by the Investor (net of any Selling Expenses paid by the Investor), except in the case of willful misconduct or fraud by the Investor.

(v) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(vi) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Investor under this Section 9(h) shall survive the completion of any offering of Registrable Securities in a registration under this Section 9 and otherwise shall survive the termination of this Agreement.

(i) Reports Under Exchange Act. With a view to making available to the Investor the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(i) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(iii) furnish to the Investor forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing the Investor of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

(j) Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investor, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder or prospective holder the right to include securities in any registration on other than either (i) a pro rata basis with respect to the Registrable Securities or (ii) on a subordinate basis after the Investor has had the opportunity to include in the registration and offering all shares of Registrable Securities that it wishes to include.

(k) “Market Stand-off” Agreement. The Investor hereby agrees that it will not, without the prior written consent of the underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3 and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise Transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 9(k) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 9(k) or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of its capital stock of the Investor (and Transferees and assignees thereof) until the end of the restricted period.

(l) The parties agree that (a) the registration rights provided in the A-1 Subscription Agreement shall apply solely with respect to (i) any Common Stock issuable or issued upon conversion of the Series A-1 Preferred Stock held by the Investor; and (ii) any Common Stock issued as or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above, excluding in all cases any shares for which registration rights have terminated pursuant to the Series A-1 Subscription Agreement, and (b) the registration rights provided in this Agreement shall apply solely with respect to Registrable Securities (as defined herein). Investor acknowledges and agrees that notwithstanding clause (i) of the definition of “Registrable Securities” in the Series A-1 Subscription Agreement, such “Registrable Securities” shall not include any of the Series A-3 Preferred Stock or any other securities that are deemed Registrable Securities under this Agreement.

(m) Termination of Registration Rights. The right of the Investor to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 9(a) or 9(b) shall terminate upon the earliest of:

(i) the closing of a Liquidity Event, as such term is defined in the Certificate of Designation;

(ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of the Investor’s shares without limitation during a three-month period without registration; and

(iii) the fourth anniversary of the IPO.

10. Information Rights. The Company covenants and agrees that as of the First Tranche Closing, and for so long as Investor (for purposes of this Section 10, any purchaser, Transferee or successor of Investor permitted pursuant to this Agreement owning at least the Preferred Threshold Shares shall be able to exercise all of Investor’s rights in Section 10 and any references to Investor shall include such permitted purchaser, Transferee or successor) continues to hold the Preferred Threshold Shares; provided the Board of Directors has not reasonably determined that the Investor (or such permitted purchaser, Transferee or successor) is a competitor of the Company:

(a) Delivery of Financial Statements. The Company shall deliver to Investor:

(i) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (1) a balance sheet as of the end of such year, (2) statements of income and cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined herein) for such year (if prepared by the Company), with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (3) a statement of stockholders’ equity as of the end of such year, and all such financial statements audited and certified by independent public accountants of nationally or regionally recognized standing selected by the Company;

(ii) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of such fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (1) be subject to normal year-end adjustments; and (2) not contain all notes thereto that may be required in accordance with GAAP);

(iii) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investor to calculate its percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(iv) if the Company prepares a Budget (as defined below), then as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(v) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 10(a) to provide information (1) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (2) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 10(a) to the contrary, the Company may cease providing the information set forth in this Section 10(a) during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 10(a) shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

To the extent the Company has agreed to provide more comprehensive financial information to any Person, the Company shall provide the Investor with such more comprehensive financial information in addition to the items described in this Section 10.

(b) Inspection. Upon reasonable advance notice, the Company shall permit Investor and Investor’s representatives at Investor’s expense, to visit and inspect the Company’s properties; examine and copy its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by Investor; provided, however, that the Company shall not be obligated by this Section 10(b) to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company), or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(c) Termination of Information Rights. The covenants set forth in Sections 10(a) and 10(b) shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Liquidity Event (as such term is defined in the Certificate of Designation), whichever event comes first.

(d) Notwithstanding any provision of this Agreement to the contrary, in the event any permitted purchaser, Transferee or successor of the Investor acquires the Preferred Threshold Shares, the holder of the Preferred Threshold Shares shall be entitled to exercise all rights and privileges available to the Investor as the holder of the Preferred Threshold Shares under this Agreement, including without limitation, the registration rights under Section 9, the information rights under Section 10, the preemptive rights under Section 11, and the Right of First Refusal under Section 13.

(e) Notwithstanding anything herein to the contrary, following an IPO, all restrictions upon Transfer in this Section 10 shall terminate and be of no further force and effect.

11. Preemptive Rights.

(a) Subject to the terms and conditions of this Section 11(a) and applicable securities laws, if the Company proposes to offer or sell any New Securities following the First Tranche Closing, the Company shall first offer such New Securities to the Investor (for purposes of this Section 11, any permitted purchaser, Transferee or successor of the Investor permitted in accordance with this Agreement owning at least the Preferred Threshold Shares shall also be able to exercise and enforce all of the Investor’s rights in Section 11 and any reference to the Investor shall include such permitted purchaser, Transferee or successor) for so long as the Investor continues to hold the Preferred Threshold Shares.

(i) The Company shall give notice (the “Offer Notice”) to the Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(ii) By notification to the Company within twenty (20) days after the Offer Notice is given, the Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by the Investor (including all shares of Common Stock then issuable upon conversion of the Series A-3 Preferred Stock then held by the Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Series A-3 Preferred Stock and other Derivative Securities) (the Investor’s “Pro Rata Share”).

(iii) The Company may, during the ninety- (90) day period following the Offer Notice, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investor in accordance with this Section 11(a).

(iv) The right of first offer in this Section 11(a) shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Designation); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Preferred Stock or any Common Stock upon the conversion of Preferred Stock.

(v) Nothing in this Section 11 shall be deemed to prevent a Person from purchasing for cash any New Securities without first complying with the provisions of this Section 11; provided, that (i) in connection with such purchase the delay caused by compliance with the provisions of this Section 11 in connection with such investment would be likely to cause harm to the Company (or applicable subsidiary); (ii) the Company gives prompt notice to the Investor, which notice shall describe in reasonable detail the New Securities being purchased by the Person making such purchase (for purposes of this Section 11, the “Purchasing Holder”) and the purchase price thereof and (iii) the Company shall invite the Investor to exercise its rights under this Section 11 with respect to its purchase of its Pro Rata Share of the New Securities issued to the Purchasing Holder after such purchase by the Purchasing Holder on the terms specified in Section 11. Nothing in this Section 11 is intended to limit or expand the rights the Investor has under Section 11 of the Series A-1 Subscription Agreement.

(b) Termination. The covenants set forth in Section 11(a) shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon the Investor not continuing to hold the Preferred Threshold Shares, whichever event occurs first.

12. Additional Covenants.

(a) Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board shall meet at least semi-annually in accordance with an agreed-upon schedule.

(b) Insurance. For so long as a Series A-3 Director is serving on the Board, the Company shall not cease to maintain a directors and officers liability insurance policy with substantially similar coverage to the directors and officers insurance policy maintained by the Company on the date hereof, unless approved by such Series A-3 Director.

(c) Personal Data. The Company and the Investor acknowledge and agree that (i) Investor and the Series A-3 Director shall not have access to any personal data of the subscribers of the Company and its subsidiaries or visitors to the website(s) of the Company and its subsidiaries, and (ii) the Investor and the Series A-3 Director shall not seek to influence editorial policy or content published by the Company and its subsidiaries.

(d) Tax Covenants.

(i) The Company shall notify the Investor within ten (10) Business Days of becoming aware that the Company is, or is reasonably likely to be, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. In addition, at any time upon the Investor’s written request, the Company shall timely issue a statement to the Investor, in form and substance as described in Treasury Regulation Section 1.897-2(h)(1) and signed under penalties of perjury, regarding whether any interest in the Company constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code.

(ii) The Company and the Investor agree that (i) the Series A-1 Preferred Stock and the Series A-3 Preferred Stock shall be treated as stock that is not “preferred stock” within the meaning of Section 305 of the Code and the Treasury Regulations issued thereunder, and (ii) the Investor shall not be required to include in income as a dividend for U.S. federal income tax purposes any income or gain in respect of the Series A-1 Preferred Stock and Series A-3 Preferred Stock on account of the accrual of dividends thereon (including any deemed dividends or as a result of any discount) unless and until such dividends are declared and paid in cash. The Company and the Investor agree to take no positions or actions inconsistent with such treatment (including on any IRS Form 1099), unless otherwise required by a change in applicable law after the date hereof.

(iii) The Company shall use commercially reasonable efforts to cooperate with the Investor to structure any redemption or repurchase of the Series A-1 Preferred Stock and Series A-3 Preferred Stock to be treated as a payment in exchange for stock pursuant to Section 302 of the Code.

(iv) The Company (and its applicable withholding agents and paying agents) shall only be entitled to deduct and withhold taxes on any payments on the Series A-1 Preferred Stock and Series A-3 Preferred Stock to the extent required by applicable tax law; provided that, if the Company determines that an amount is required to be deducted and withheld, at least ten (10) Business Days prior to the date the applicable payment is scheduled to be made, the Company shall (i) provide the Investor with written notice of the intent to deduct and withhold, which notice shall include the basis for the withholding and an estimate of the amount proposed to be deducted and withheld, and (ii) provide the Investor with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding, and shall otherwise reasonably cooperate to minimize any such withholding.

(v) For so long as the Investor owns at least 10% of the shares of the Company’s capital stock held by the Investor as of immediately following the consummation of the Investment, the Company shall not be converted into a limited liability company or otherwise consummate a transaction pursuant to which the Company ceases to exist as an entity treated as a corporation for U.S. federal income tax purposes (and state and local tax purposes, where applicable) without the Investor’s prior written approval.

13. Right of First Refusal.

(a) Right of First Refusal for Capital Stock of the Majority Common Holder.

(i) If following the First Tranche Closing the Majority Common Holder proposes to sell any shares of its Common Stock, then the Company will have a Right of First Refusal to purchase such Transfer Stock. If the Company does not purchase all or any portion of the Transfer Stock, for so long as the Investor continues to hold the Preferred Threshold Shares, the Investor (for purposes of this Section 13, any permitted purchaser, Transferee or successor of the Investor permitted in accordance with this Agreement owning at least the Preferred Threshold Shares shall also be able to exercise and enforce all of the Investor’s rights in Section 13 and any reference to the Investor shall include such permitted purchaser, Transferee or successor) shall have the right to purchase any portion of the Transfer Stock not purchased by the Company, by the Series A-1 Holder pursuant to the Series A-1 Subscription Agreement or by the Series A-2 Holder pursuant to the Series A-2 Subscription Agreement. If the Company, the Series A-1 Holder and the Series A-2 Holder do not intend to exercise their Right of First Refusal with respect to all Transfer Stock subject to a Proposed Majority Common Holder Transfer, for so long as the Investor continues to hold the Preferred Threshold Shares, the Company must deliver a Secondary Notice to the Investor to that effect no later than thirty (30) days after the Majority Common Holder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, the Investor must deliver an Investor Notice to the Majority Common Holder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(ii) Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board and as set forth in the Company Notice. If the Company or the Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or the Investor may pay the cash value equivalent thereof, as determined in good faith by the Board and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and the Investor shall take place, and all payments from the Company and the Investor shall have been delivered to the Majority Common Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Majority Common Holder Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

(b) Right of First Refusal with Respect to the Stockholders Agreement. In the event that following the First Tranche Closing the Majority Common Holder has any right of first refusal pursuant to the Stockholders Agreement, the Company will cause the Majority Common Holder, for so long as the Investor continues to hold the Preferred Threshold Shares (or, if converted, the Common Stock underlying such Series A-3 Preferred Stock), to invite the Investor to participate to the extent of its Pro Rata Share in the purchase under such right of first refusal and to cooperate in a good faith, commercially reasonable manner to facilitate such participation.

(c) Tag-Along Rights.

(i) Subject to prior satisfaction of the requirements of the Right of First Refusal in Section 13, in the event the Majority Common Holder intends to sell any Common Stock held by the Majority Common Holder, the Company shall cause the Majority Common Holder to notify the Investor, in writing, of such proposed sale and its terms and conditions, including the number of Common Stock proposed to be sold by the Majority Common Holder, the identity of the proposed Transferee(s), and the aggregate amount and type of consideration to be paid in respect thereof. Within ten (10) Business Days of the date of such notice, the Investor shall notify the Majority Common Holder if it elects to participate in such sale. If the Investor fails to notify the Majority Common Holder within such ten (10) Business Day period, the Investor shall be deemed to have waived its rights hereunder. If the Investor so notifies the Majority Common Holder within such ten (10) Business Day period, the Investor shall have the right to sell at the same price (subject to the provisions below) and on the same terms and conditions as the Majority Common Holder, an amount of Common Stock equal to the Common Stock the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock owned by the Investor and the denominator of which shall be the aggregate number of shares of Common Stock owned by the Majority Common Holder, other stockholders who are entitled to participate in such transaction, and the Investor; provided, for the avoidance of doubt, that (i) in connection with any exercise by the Investor its rights under this Section 13(c), the Investor must convert the necessary amount of Series A-3 Preferred Stock in accordance with the Certificate of Designation into Common Stock sufficient to make such exercise, (ii) the calculation of the number of shares of Common Stock that the Investor is entitled to sell pursuant to this Section 13(c)(i) shall be calculated based only on the Common Stock issuable to the Investor upon the conversion of Series A-3 Preferred Stock owned by the Investor, and (iii) the calculation of the number of shares of Common Stock that the Investor is entitled to sell pursuant to Section 13(c)(i) of the Series A-1 Subscription Agreement shall be calculated based only on the Common Stock issuable to the Investor upon the conversion of Series A-1 Preferred Stock owned by the Investor.

(ii) In order to be entitled to exercise the tag-along rights described in this Section 13(c), the Investor shall be required to make to the proposed Transferee or purchaser in the applicable transaction substantially the same representations, warranties, covenants, indemnities and agreements as the Majority Common Holder agrees to make in connection with such transaction, and agree to the same conditions to such transaction as the Majority Common Holder agrees (except that, in the case of representations, warranties, covenants, indemnities, agreements and conditions pertaining specifically to the Majority Common Holder, the Investor shall make comparable representations, warranties, covenants, indemnities and agreements and shall agree to comparable conditions, in each case to the extent applicable and pertaining specifically to itself and only to itself); provided, however, (w) that any representations and warranties or indemnities given by the Investor shall be several and not joint with the Majority Common Holder, (x) any liability of the Majority Common Holder shall be borne by the Majority Common Holder, (y) to the extent the Investor is required to provide indemnification in connection with any such transaction, without the consent of the Investor, the Investor shall not be required to provide any indemnification that would result in any liability for such indemnification for the Investor that exceeds the Investor’s gross proceeds from such transaction (excluding liability for breach of representations regarding (a) the Investor’s authority to sell, (b) the securities to be sold by the Investor being free and clear of any liens, claims or encumbrances (other than restrictions imposed pursuant to applicable laws), (c) the Investor being a beneficial owner and the sole record owner of such securities, and (d) the Investor having obtained or made all necessary consents, approvals, permits, filings and notifications from governmental authorities or third parties to consummate such transaction) and (z) to the extent the Investor is required to provide indemnification in connection with any such transaction, without the consent of the Investor, the Investor shall not be required to provide indemnification for the percentage of total losses exceeding the Investor’s pro rata share of the sale proceeds.

14. Put Right. In the event that the Company does not make a filing with the Committee on Foreign Investment in the United States (“CFIUS”) with respect to the transaction and CFIUS requests that the parties submit a joint voluntary notice of the transaction to CFIUS in accordance with Section 721 of the Defense Production Act (“DPA”) and 31 C.F.R. § 800.401(a), and CFIUS recommends that the President of the United States use the President’s authority under Section 721(d) of the DPA to order divestment, then the Investor shall have the right to cause the Company to (and the Company shall agree to) redeem the Investor’s Series A-3 Preferred Stock at the Per-Share-Price plus any accrued but unpaid dividends.

15. Further Assurances. The parties hereto will, upon reasonable request, execute and deliver all such further assignments, endorsements and other documents as may be necessary in order to perfect the purchase by the Investor of the Investor’s Securities. In no event shall the Company be responsible for all or any portion of any fees, commissions or other amounts owed by Investor to any of its brokers, financial advisors, consultants, finders, placement agents, investment bankers, banks or any other Person with respect to the transactions contemplated by this Agreement, except as otherwise set forth herein.

16. Entire Agreement; No Oral Modification; Survival. Except for the Certificate of Designation, the Series A-1 Subscription Agreement, the Series A-1 Certificate of Designation, the First Tranche Proxy, the Second Tranche Proxy and the Third Tranche Proxy, this Agreement (including exhibits and schedules hereto) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto and this Agreement may not be amended or modified except in a writing signed by both of the parties hereto. The respective representations and warranties of the Company in this Agreement and all other agreements, documents and certificates executed by the parties hereto in connection with the consummation of the transactions contemplated hereby shall survive each Closing for a period of eighteen (18) months and terminate thereafter.

17. Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, permitted Transferees, successors and permitted assigns, specifically including any purchaser, permitted Transferee or successor of the Investor permitted pursuant to this Agreement owning the Preferred Threshold Shares with respect to the exercise of all of the Investor’s rights under Sections 6, 8, 9, 10, 11, 13; provided however, nothing in this Agreement, expressed or implied, is intended to confer on any other Person other than the parties hereto, or their respective heirs, permitted Transferees, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. In the event that any signature is delivered by electronic mail transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such electronic mail signature page were an original thereof.

19. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States of America and the State of Delaware, both substantive and remedial, without regard to any conflicts of law principles. Any judicial proceeding brought against either of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the state or federal courts residing in the State of New York borough of Manhattan and, by its execution and delivery of this Agreement, each party to this Agreement accepts the jurisdiction of such courts.

20. Waiver of Jury Trial. The Company and the Investor hereby waive, to the extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or the validity, protection, interpretation or enforcement thereof. The Company and the Investor agree that this section is a specific and material aspect of this Agreement and would not enter into this Agreement if this section were not part of this Agreement.

21. Prevailing Parties. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party shall be entitled to receive, and the non-prevailing party shall pay upon demand, reasonable attorneys’ fees in addition to any other remedy.

22. Specific Performance. The parties to this Agreement acknowledge and agree that each party could be damaged irreparably in the event any of the provisions of this Agreement are not performed by the other party in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement by the breaching party and to enforce specifically this Agreement and the terms and provisions hereof (without a need to post a bond or provide other security), in addition to any other remedy to which they may be entitled, at law or in equity.

23. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

24. Notices. All communication hereunder shall be in writing and shall be sent by electronic mail, and such delivery shall be confirmed to the addresses as provided below:

If to the Investor:

with a copy (which shall not constitute notice to the Investor) to:

If to the Company:

with a copy (which shall not constitute notice to the Company) to:

25. Headings. The section headings herein are included for convenience only and are not to be deemed a part of this Agreement.

26. Fees and Expenses. Each party will pay its own fees and expenses in connection with this Agreement and transactions contemplated thereby; provided, however, that at the First Tranche Closing the Company shall reimburse the Investor for the out-of-pocket legal and administrative fees and expenses in connection with the transaction contemplated hereby in the amount of $75,000 (the “Fee Obligation”). The Fee Obligation shall be satisfied by the Investor withholding such amount from its payment of the purchase price for the First Tranche and paying such withheld amount to [____________], which withheld amount shall be deemed to have been paid to the Company in payment of a portion of the purchase price for the First Tranche.

27. Failure to Fund the Second Tranche or the Third Tranche. It is acknowledged and agreed that the consummation of each of the Second Tranche Closing and the Third Tranche Closing is not subject to any conditions and the Investor does not have the right to elect not to consummate the Second Tranche Closing by the Second Tranche Closing Date or the Third Tranche Closing by the Third Tranche Closing Date. Therefore, notwithstanding anything to the contrary in this Agreement, if the Investor fails to (a) fund the Second Tranche by the Second Tranche Closing Date, (b) deliver the Second Tranche Proxy, (c) fund the Third Tranche by the Third Tranche Closing Date, or (d) deliver the Third Tranche Proxy, the rights provided to the Investor (or any Transferee or successor of the Investor) and the Series A-3 Director pursuant to Sections 6(a), 6(b), 6(c), 6(d), 10, 11, and 13 shall automatically terminate, and the Series A-3 Director (if appointed) will be automatically removed from the Board, in each case, without any further action by the Company, the Board, the stockholders of the Company or the Investor. In the event that the Investor fails to deliver the Second Tranche Proxy, the Second Tranche shall not be consummated and this Section 27 shall apply with respect to the termination of the Investor’s rights. In the event that the Investor fails to deliver the Third Tranche Proxy, the Third Tranche shall not be consummated and this Section 27 shall apply with respect to the termination of the Investor’s rights.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement as of the date first written above.

NEWSMAX MEDIA, INC.

By:	/s/ Christopher Ruddy
Name:	Christopher Ruddy
Its:	Chief Executive Officer

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement as of the date first written above.

INVESTOR

Name of Entity: NAPLES INVESTMENT HOLDCO, LLC

By:	Naples Financial Limited, its Member

Signature:	/s/ Mark Hamilton

Name of Signatory:	Mark Hamilton

Title of Signatory:	Authorized Signatory
JTC Directors Limited

Signature:	/s/ Linda Garnier

Name of Signatory:	Linda Garnier

Title of Signatory:	Authorized Signatory
Castle Directors Limited

Address:

Telephone Number:

[Signature Page to Subscription Agreement]

APPENDIX A

Investor Questionnaire

I. For Individual Investor Only

(All individual investors must INITIAL where appropriate. Where there are joint investors both parties must INITIAL):

Initial _______	I certify that I have a “net worth” of at least $1 million either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared ownership interest with my spouse. For purposes of calculating net worth under this paragraph, (i) the primary residence shall not be included as an asset, (ii) to the extent that the indebtedness that is secured by the primary residence is in excess of the fair market value of the primary residence, the excess amount shall be included as a liability, and (iii) if the amount of outstanding indebtedness that is secured by the primary residence exceeds the amount outstanding sixty (60) days prior to the execution of this Subscription Agreement, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability.

Initial _______	I certify that I have had an annual gross income for the past two years of at least $200,000 (or $300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current year.

II. For Non-Individual Investors
(all Non-Individual Investors must INITIAL where appropriate):

Initial _______	The undersigned certifies that it is a partnership, corporation, limited liability company or business trust that is 100% owned by persons who meet either of the criteria for Individual Investors, above.

Initial _______	The undersigned certifies that it is a partnership, corporation, limited liability company or business trust that has total assets of at least $5 million and was not formed for the purpose of investing in the Company.

Initial _______	The undersigned certifies that it is an employee benefit plan whose investment decision is made by a plan fiduciary (as defined in ERISA §3(21)) that is a bank, savings and loan association, insurance company or registered investment adviser.

Initial _______	The undersigned certifies that it is an employee benefit plan whose total assets exceed $5,000,000 as of the date of the Subscription Agreement.

Initial _______	The undersigned certifies that it is a self-directed employee benefit plan whose investment decisions are made solely by persons who meet either of the criteria for Individual Investors, above.

Appendix A-1

Initial _______	The undersigned certifies that it is a U.S. bank, U.S. savings and loan association or other similar U.S. institution acting in its individual or fiduciary capacity.

Initial _______	The undersigned certifies that it is a broker-dealer registered pursuant to §15 of the Securities Exchange Act of 1934, as amended.

Initial _______	The undersigned certifies that it is an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding $5,000,000 and not formed for the specific purpose of investing in the Company.

Initial _______	The undersigned certifies that it is a trust with total assets of at least $5,000,000, not formed for the specific purpose of investing in the Company, and whose purchase is directed by a person with such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

Initial _______	The undersigned certifies that it is a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, and which has total assets in excess of $5,000,000.

Initial _______	The undersigned certifies that it is an insurance company as defined in §2(a)(13) of the Securities Act of 1933, as amended, or a registered investment company.

Appendix A-2

APPENDIX B

Proxy

In accordance with the Series A-3 Preferred Stock Subscription Agreement (as amended, restated or otherwise modified from time to time, the “Subscription Agreement”) by and between Newsmax Media, Inc., a Delaware corporation (the “Company”) and Naples Investment HoldCo, LLC, a Delaware limited liability company (the “Investor”), the Investor agrees as follows:

1. Grant of Proxy.

(a) On and subject to the terms set forth herein, the Investor with respect to all of the shares of Series A-3 Preferred Stock, par value $0.001 per share of the Company (the “Series A-3 Preferred Stock”) acquired by the Investor pursuant to the Subscription Agreement in the First Tranche (as defined in the Subscription Agreement) (together with any shares of capital stock of the Company issued upon conversion of, or in respect of, such Series A-3 Preferred Stock, the “Shares”) hereby grants to the Christopher Ruddy Revocable Trust dated October 12, 2007 (together with its successors and assigns, the “Majority Common Holder”) a proxy pursuant to Section 212 of the Delaware General Corporation Law, pursuant to which the Majority Common Holder may vote all of the Shares listed on Exhibit A hereto in any manner that the Majority Common Holder determines, in its sole and absolute discretion, at any meeting of stockholders of the Company or action by written consent of the stockholders of the Company with respect to any matter (this “Proxy”); provided (x) that such vote does not constitute a Prohibited Action, and (y) that the Investor shall be solely entitled to exercise the voting rights (including any amendment or waiver thereof) granted to the Investor pursuant to (i) Sections 6(a) and 6(b) of the Subscription Agreement and (ii) Section 3(a), subsection 6 of the definition of “Additional Shares of Common Stock”, Section 5(e), Section 6(a), Section 6(c), and Section 8 of the Certificate of Designation. It is expressly understood and agreed that the foregoing proxy is hereby granted to the Majority Common Holder by the Investor pursuant to the Subscription Agreement and is coupled with an interest.

(b) The Majority Common Holder shall have no duty, liability and obligation whatsoever to the Investor arising out of the exercise by the Majority Common Holder of the voting rights granted to it in this Proxy. The Investor expressly acknowledges and agrees that (i) the Investor will not impede or challenge the valid exercise of the Majority Common Holder’s rights under this Proxy and (ii) the Investor waives and relinquishes any claim, right or action the Investor might have, as a stockholder of the Company or otherwise, against the Majority Common Holder or any of his affiliates in connection with any valid exercise of the proxy granted hereunder. For the avoidance of doubt, nothing set forth in this Section 1(b) shall (x) limit the parties’ rights and obligations under Section 1(d) herein, prevent the Investor from exercising (or grant the Majority Common Holder the right to exercise) the voting rights reserved to the Investor in accordance with Section 1(a)(y) herein, or prevent the Investor from enforcing the terms of this Proxy, or (y) permit the Majority Common Holder to take any Prohibited Action.

(c) This Proxy shall expire upon the earliest to occur of (i) the Company’s IPO, (ii) five (5) years from the date of the execution of this Proxy, (iii) the closing of an issuance of voting securities by the Company in which (A) the Company raises $5,000,000 or more in one transaction from a single investor (taking into account all tranches of investment that such investor is committed to fund pursuant to the terms of the investment agreement) and (B) such investor does not execute a proxy pursuant to which such investor grants to the Majority Common Holder or his designee the right to vote the newly issued voting securities (provided, that this clause (iii) shall not apply on any issuances of non-voting securities, including if the holders thereof receive certain specified consent rights or are entitled to other voting rights under law), or (iv) such time that Christopher Ruddy no longer exercises sole and dispositive voting power on behalf of the Majority Common Holder (the “Term”).

Appendix B-1

(d) In the event that the Majority Common Holder intends to exercise the voting rights granted pursuant to this Proxy, the Company shall provide written notice (including by email) to the Investor setting forth in reasonable detail the action proposed to be taken no later than five (5) Business Days prior to taking such action (or in the case of appointing directors to the Board, no later than forty-eight (48) hours prior to taking such action). If within such five (5) Business Days (or within such forty-eight (48) hours with respect to actions appointing directors to the Board) the Investor determines in good faith that the Majority Common Holder intends to exercise its voting rights under this Proxy (x) in bad faith or in a manner designed deliberately to be detrimental to the Investor’s interests (including the Investor’s rights pursuant to the Subscription Agreement or the Certificate of Designation) compared to other stockholders of the Company or (y) in contravention of the Investor’s reserved voting rights set forth in Section 1(a)(y) herein (each of (x) and (y), a “Prohibited Action”), then within five (5) days from the delivery of the Company’s notice the Investor shall provide written notice (including by email) to the Company setting forth in reasonable detail the Investor’s objection to such action and the basis for the Investor’s determination that the Majority Common Holder intends to conduct a Prohibited Action (a “Notice”). Within twenty one (21) days (the “Settlement Period”) following the Company’s receipt of a Notice, the Company and the Investor shall in good faith attempt to resolve the dispute set forth in the Notice. If, notwithstanding their good faith efforts, the parties are unable to resolve such dispute within the Settlement Period, then the Majority Common Holder shall be entitled to cast such vote, and the Investor may initiate arbitration with respect to the remaining disputed items by filing a written demand for arbitration with JAMS within thirty (30) days of the expiration of the Settlement Period. The Investor shall promptly (and in no event later than five (5) days) notify the Majority Common Holder of the initiation of arbitration under this Section 1(d). The place of the arbitration shall be New York City, New York, or such other place as may be mutually agreed by the parties. The arbitration shall be administered by a single arbitrator and pursuant to the JAMS Comprehensive Arbitration Rules and Procedures. The Investor shall have the burden of proof to show that the Majority Common Holder engaged in a Prohibited Action. The fees and expenses payable to JAMS or the arbitrator shall be paid by the Investor and the Company in shares determined by the arbitrator. Each party shall be responsible for the fees and expenses incurred by such party in connection with the dispute and the arbitration. In the event that it is finally determined that the proposed action does not constitute a Prohibited Action, the vote casted by the Majority Common Holder shall remain unchanged. In the event that it is finally determined that the proposed action by the Majority Common Holder constituted a Prohibited Action, (i) the Majority Common Holder’s vote shall be canceled, (ii) the underlying action shall be deemed to have been void ab initio and shall be rescinded in full without any liability to the Investor if the underlying action would not have been approved but for the affirmative vote of the Shares subject to this Proxy (and any other proxy granted by the Investor to the Majority Common Holder); provided that if notwithstanding any such rescission the Investor incurs damages as a result of the underlying action, nothing set forth in this Proxy shall limit the remedies available to the Investor at law or in equity for recovery in connection therewith, and (iii) the Investor shall have the right to immediately revoke this Proxy and any other proxy granted by the Investor to the Majority Common Holder by delivery of written notice to the Majority Common Holder.

Appendix B-2

2. Legend. The Investor agrees to permit an appropriate legend on certificates evidencing the Shares reflecting the grant of this Proxy contained in the foregoing Section 1.

3. Representations and Warranties. The Investor represents and warrants to the Majority Common Holder as follows:

(a) The Investor has the all necessary rights, power and authority to execute, deliver and perform his obligations under this Proxy. This Proxy has been duly executed and delivered by the Investor and constitutes its legal and valid obligation enforceable against the Investor in accordance with its terms.

(b) The Investor is the record owner of the Shares listed under his name on Exhibit A hereto and the Investor has plenary voting and dispositive power with respect to such Shares; there are no proxies, voting trusts or other agreements or understandings to which such Investor is a party or bound by and which expressly require that any of the Shares be voted in any specific manner other than this Proxy; and such Investor has not entered, and during the Term shall not enter, into any agreement or arrangement inconsistent with this Proxy.

4. Equitable Remedies. Notwithstanding anything to the contrary herein (including Section 1(d) above), each party acknowledges that irreparable damage would result if this Proxy is not specifically enforced and that, therefore, the rights and obligations of each party may be enforced by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, not be exclusive and shall be in addition to any other remedies which each party may otherwise have available. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and each party hereto (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) shall cooperate fully in any attempt by the other party in obtaining such equitable relief.

5. Governing Law; Jurisdiction. This Proxy shall be governed by, and construed and enforced in accordance with, the laws of the United States of America and the State of Delaware, both substantive and remedial, without regard to any conflicts of law principles. Any judicial proceeding brought against either of the parties to this Proxy or any dispute arising out of this Proxy or any matter related hereto shall be brought in the state or federal courts residing in the State of New York borough of Manhattan and, by its execution and delivery of this Proxy, each party to this Agreement accepts the jurisdiction of such courts.

6. WAIVER OF JURY TRIAL. THE COMPANY AND THE INVESTOR HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS PROXY OR THE VALIDITY, PROTECTION, INTERPRETATION OR ENFORCEMENT THEREOF. THE COMPANY AND THE INVESTOR AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS PROXY AND WOULD NOT ENTER INTO THIS PROXY IF THIS SECTION WERE NOT PART OF THIS PROXY.

[Signature Page Follows]

Appendix B-3

IN WITNESS WHEREOF, the Investor has executed this Proxy as of July 16, 2020.

INVESTOR:

Name of Entity: NAPLES INVESTMENT HOLDCO, LLC

By:
Signature:
Name of Signatory:
Title of Signatory:

Appendix B-4

EXHIBIT A

to Proxy

Certificate Number	Number of Shares
#0025	424

Appendix B-5

APPENDIX C

Company Wire Instructions

[         ]

Appendix C-1

APPENDIX D

Proxy

In accordance with the Series A-3 Preferred Stock Subscription Agreement (as amended, restated or otherwise modified from time to time, the “Subscription Agreement”) by and between Newsmax Media, Inc., a Delaware corporation (the “Company”) and Naples Investment HoldCo, LLC, a Delaware limited liability company (the “Investor”), the Investor agrees as follows:

1. Grant of Proxy.

(a) On and subject to the terms set forth herein, the Investor with respect to all of the shares of Series A-3 Preferred Stock, par value $0.001 per share of the Company (the “Series A-3 Preferred Stock”) acquired by the Investor pursuant to the Subscription Agreement in the Second Tranche (as defined in the Subscription Agreement) (together with any shares of capital stock of the Company issued upon conversion of, or in respect of, such Series A-3 Preferred Stock, the “Shares”) hereby grants to the Christopher Ruddy Revocable Trust dated October 12, 2007 (together with its successors and assigns, the “Majority Common Holder”) a proxy pursuant to Section 212 of the Delaware General Corporation Law, pursuant to which the Majority Common Holder may vote all of the Shares listed on Exhibit A hereto in any manner that the Majority Common Holder determines, in its sole and absolute discretion, at any meeting of stockholders of the Company or action by written consent of the stockholders of the Company with respect to any matter (this “Proxy”); provided (x) that such vote does not constitute a Prohibited Action, and (y) that the Investor shall be solely entitled to exercise the voting rights (including any amendment or waiver thereof) granted to the Investor pursuant to (i) Sections 6(a) and 6(b) of the Subscription Agreement and (ii) Section 3(a), subsection 6 of the definition of “Additional Shares of Common Stock”, Section 5(e), Section 6(a), Section 6(c), and Section 8 of the Certificate of Designation. It is expressly understood and agreed that the foregoing proxy is hereby granted to the Majority Common Holder by the Investor pursuant to the Subscription Agreement and is coupled with an interest.

(b) The Majority Common Holder shall have no duty, liability and obligation whatsoever to the Investor arising out of the exercise by the Majority Common Holder of the voting rights granted to it in this Proxy. The Investor expressly acknowledges and agrees that (i) the Investor will not impede or challenge the valid exercise of the Majority Common Holder’s rights under this Proxy and (ii) the Investor waives and relinquishes any claim, right or action the Investor might have, as a stockholder of the Company or otherwise, against the Majority Common Holder or any of his affiliates in connection with any valid exercise of the proxy granted hereunder. For the avoidance of doubt, nothing set forth in this Section 1(b) shall (x) limit the parties’ rights and obligations under Section 1(d) herein, prevent the Investor from exercising (or grant the Majority Common Holder the right to exercise) the voting rights reserved to the Investor in accordance with Section 1(a)(y) herein, or prevent the Investor from enforcing the terms of this Proxy, or (y) permit the Majority Common Holder to take any Prohibited Action.

Appendix D-1

(c) This Proxy shall expire upon the earliest to occur of (i) the Company’s IPO, (ii) five (5) years from the date of the execution of this Proxy, (iii) the closing of an issuance of voting securities by the Company in which (A) the Company raises $5,000,000 or more in one transaction from a single investor (taking into account all tranches of investment that such investor is committed to fund pursuant to the terms of the investment agreement) and (B) such investor does not execute a proxy pursuant to which such investor grants to the Majority Common Holder or his designee the right to vote the newly issued voting securities (provided, that this clause (iii) shall not apply on any issuances of non-voting securities, including if the holders thereof receive certain specified consent rights or are entitled to other voting rights under law), or (iv) such time that Christopher Ruddy no longer exercises sole and dispositive voting power on behalf of the Majority Common Holder (the “Term”).

(d) In the event that the Majority Common Holder intends to exercise the voting rights granted pursuant to this Proxy, the Company shall provide written notice (including by email) to the Investor setting forth in reasonable detail the action proposed to be taken no later than five (5) Business Days prior to taking such action (or in the case of appointing directors to the Board, no later than forty-eight (48) hours prior to taking such action). If within such five (5) Business Days (or within such forty-eight (48) hours with respect to actions appointing directors to the Board) the Investor determines in good faith that the Majority Common Holder intends to exercise its voting rights under this Proxy (x) in bad faith or in a manner designed deliberately to be detrimental to the Investor’s interests (including the Investor’s rights pursuant to the Subscription Agreement or the Certificate of Designation) compared to other stockholders of the Company or (y) in contravention of the Investor’s reserved voting rights set forth in Section 1(a)(y) herein (each of (x) and (y), a “Prohibited Action”), then within five (5) days from the delivery of the Company’s notice the Investor shall provide written notice (including by email) to the Company setting forth in reasonable detail the Investor’s objection to such action and the basis for the Investor’s determination that the Majority Common Holder intends to conduct a Prohibited Action (a “Notice”). Within twenty one (21) days (the “Settlement Period”) following the Company’s receipt of a Notice, the Company and the Investor shall in good faith attempt to resolve the dispute set forth in the Notice. If, notwithstanding their good faith efforts, the parties are unable to resolve such dispute within the Settlement Period, then the Majority Common Holder shall be entitled to cast such vote, and the Investor may initiate arbitration with respect to the remaining disputed items by filing a written demand for arbitration with JAMS within thirty (30) days of the expiration of the Settlement Period. The Investor shall promptly (and in no event later than five (5) days) notify the Majority Common Holder of the initiation of arbitration under this Section 1(d). The place of the arbitration shall be New York City, New York, or such other place as may be mutually agreed by the parties. The arbitration shall be administered by a single arbitrator and pursuant to the JAMS Comprehensive Arbitration Rules and Procedures. The Investor shall have the burden of proof to show that the Majority Common Holder engaged in a Prohibited Action. The fees and expenses payable to JAMS or the arbitrator shall be paid by the Investor and the Company in shares determined by the arbitrator. Each party shall be responsible for the fees and expenses incurred by such party in connection with the dispute and the arbitration. In the event that it is finally determined that the proposed action does not constitute a Prohibited Action, the vote casted by the Majority Common Holder shall remain unchanged. In the event that it is finally determined that the proposed action by the Majority Common Holder constituted a Prohibited Action, (i) the Majority Common Holder’s vote shall be canceled, (ii) the underlying action shall be deemed to have been void ab initio and shall be rescinded in full without any liability to the Investor if the underlying action would not have been approved but for the affirmative vote of the Shares subject to this Proxy (and any other proxy granted by the Investor to the Majority Common Holder); provided that if notwithstanding any such rescission the Investor incurs damages as a result of the underlying action, nothing set forth in this Proxy shall limit the remedies available to the Investor at law or in equity for recovery in connection therewith, and (iii) the Investor shall have the right to immediately revoke this Proxy and any other proxy granted by the Investor to the Majority Common Holder by delivery of written notice to the Majority Common Holder.

Appendix D-2

2. Legend. The Investor agrees to permit an appropriate legend on certificates evidencing the Shares reflecting the grant of this Proxy contained in the foregoing Section 1.

3. Representations and Warranties. The Investor represents and warrants to the Majority Common Holder as follows:

(a) The Investor has the all necessary rights, power and authority to execute, deliver and perform his obligations under this Proxy. This Proxy has been duly executed and delivered by the Investor and constitutes its legal and valid obligation enforceable against the Investor in accordance with its terms.

(b) The Investor is the record owner of the Shares listed under his name on Exhibit A hereto and the Investor has plenary voting and dispositive power with respect to such Shares; there are no proxies, voting trusts or other agreements or understandings to which such Investor is a party or bound by and which expressly require that any of the Shares be voted in any specific manner other than this Proxy; and such Investor has not entered, and during the Term shall not enter, into any agreement or arrangement inconsistent with this Proxy.

4. Equitable Remedies. Notwithstanding anything to the contrary herein (including Section 1(d) above), each party acknowledges that irreparable damage would result if this Proxy is not specifically enforced and that, therefore, the rights and obligations of each party may be enforced by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, not be exclusive and shall be in addition to any other remedies which each party may otherwise have available. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and each party hereto (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) shall cooperate fully in any attempt by the other party in obtaining such equitable relief.

5. Governing Law; Jurisdiction. This Proxy shall be governed by, and construed and enforced in accordance with, the laws of the United States of America and the State of Delaware, both substantive and remedial, without regard to any conflicts of law principles. Any judicial proceeding brought against either of the parties to this Proxy or any dispute arising out of this Proxy or any matter related hereto shall be brought in the state or federal courts residing in the State of New York borough of Manhattan and, by its execution and delivery of this Proxy, each party to this Agreement accepts the jurisdiction of such courts.

6. WAIVER OF JURY TRIAL. THE COMPANY AND THE INVESTOR HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS PROXY OR THE VALIDITY, PROTECTION, INTERPRETATION OR ENFORCEMENT THEREOF. THE COMPANY AND THE INVESTOR AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS PROXY AND WOULD NOT ENTER INTO THIS PROXY IF THIS SECTION WERE NOT PART OF THIS PROXY.

[Signature Page Follows]

Appendix D-3

IN WITNESS WHEREOF, the Investor has executed this Proxy as of July 30, 2020.

INVESTOR:

Name of Entity: NAPLES INVESTMENT HOLDCO, LLC

By:
Signature:
Name of Signatory:
Title of Signatory:

Appendix D-4

EXHIBIT A

to Proxy

Certificate Number	Number of Shares
0026	212

Appendix D-5

APPENDIX E

Proxy

In accordance with the Series A-3 Preferred Stock Subscription Agreement (as amended, restated or otherwise modified from time to time, the “Subscription Agreement”) by and between Newsmax Media, Inc., a Delaware corporation (the “Company”) and Naples Investment HoldCo, LLC, a Delaware limited liability company (the “Investor”), the Investor agrees as follows:

7. Grant of Proxy.

(a) On and subject to the terms set forth herein, the Investor with respect to all of the shares of Series A-3 Preferred Stock, par value $0.001 per share of the Company (the “Series A-3 Preferred Stock”) acquired by the Investor pursuant to the Subscription Agreement in the Third Tranche (as defined in the Subscription Agreement) (together with any shares of capital stock of the Company issued upon conversion of, or in respect of, such Series A-3 Preferred Stock, the “Shares”) hereby grants to the Christopher Ruddy Revocable Trust dated October 12, 2007 (together with its successors and assigns, the “Majority Common Holder”) a proxy pursuant to Section 212 of the Delaware General Corporation Law, pursuant to which the Majority Common Holder may vote all of the Shares listed on Exhibit A hereto in any manner that the Majority Common Holder determines, in its sole and absolute discretion, at any meeting of stockholders of the Company or action by written consent of the stockholders of the Company with respect to any matter (this “Proxy”); provided (x) that such vote does not constitute a Prohibited Action, and (y) that the Investor shall be solely entitled to exercise the voting rights (including any amendment or waiver thereof) granted to the Investor pursuant to (i) Sections 6(a) and 6(b) of the Subscription Agreement and (ii) Section 3(a), subsection 6 of the definition of “Additional Shares of Common Stock”, Section 5(e), Section 6(a), Section 6(c), and Section 8 of the Certificate of Designation. It is expressly understood and agreed that the foregoing proxy is hereby granted to the Majority Common Holder by the Investor pursuant to the Subscription Agreement and is coupled with an interest.

(b) The Majority Common Holder shall have no duty, liability and obligation whatsoever to the Investor arising out of the exercise by the Majority Common Holder of the voting rights granted to it in this Proxy. The Investor expressly acknowledges and agrees that (i) the Investor will not impede or challenge the valid exercise of the Majority Common Holder’s rights under this Proxy and (ii) the Investor waives and relinquishes any claim, right or action the Investor might have, as a stockholder of the Company or otherwise, against the Majority Common Holder or any of his affiliates in connection with any valid exercise of the proxy granted hereunder. For the avoidance of doubt, nothing set forth in this Section 1(b) shall (x) limit the parties’ rights and obligations under Section 1(d) herein, prevent the Investor from exercising (or grant the Majority Common Holder the right to exercise) the voting rights reserved to the Investor in accordance with Section 1(a)(y) herein, or prevent the Investor from enforcing the terms of this Proxy, or (y) permit the Majority Common Holder to take any Prohibited Action.

Appendix E-1

(c) This Proxy shall expire upon the earliest to occur of (i) the Company’s IPO, (ii) five (5) years from the date of the execution of this Proxy, (iii) the closing of an issuance of voting securities by the Company in which (A) the Company raises $5,000,000 or more in one transaction from a single investor (taking into account all tranches of investment that such investor is committed to fund pursuant to the terms of the investment agreement) and (B) such investor does not execute a proxy pursuant to which such investor grants to the Majority Common Holder or his designee the right to vote the newly issued voting securities (provided, that this clause (iii) shall not apply on any issuances of non-voting securities, including if the holders thereof receive certain specified consent rights or are entitled to other voting rights under law), or (iv) such time that Christopher Ruddy no longer exercises sole and dispositive voting power on behalf of the Majority Common Holder (the “Term”).

(d) In the event that the Majority Common Holder intends to exercise the voting rights granted pursuant to this Proxy, the Company shall provide written notice (including by email) to the Investor setting forth in reasonable detail the action proposed to be taken no later than five (5) Business Days prior to taking such action (or in the case of appointing directors to the Board, no later than forty-eight (48) hours prior to taking such action). If within such five (5) Business Days (or within such forty-eight (48) hours with respect to actions appointing directors to the Board) the Investor determines in good faith that the Majority Common Holder intends to exercise its voting rights under this Proxy (x) in bad faith or in a manner designed deliberately to be detrimental to the Investor’s interests (including the Investor’s rights pursuant to the Subscription Agreement or the Certificate of Designation) compared to other stockholders of the Company or (y) in contravention of the Investor’s reserved voting rights set forth in Section 1(a)(y) herein (each of (x) and (y), a “Prohibited Action”), then within five (5) days from the delivery of the Company’s notice the Investor shall provide written notice (including by email) to the Company setting forth in reasonable detail the Investor’s objection to such action and the basis for the Investor’s determination that the Majority Common Holder intends to conduct a Prohibited Action (a “Notice”). Within twenty one (21) days (the “Settlement Period”) following the Company’s receipt of a Notice, the Company and the Investor shall in good faith attempt to resolve the dispute set forth in the Notice. If, notwithstanding their good faith efforts, the parties are unable to resolve such dispute within the Settlement Period, then the Majority Common Holder shall be entitled to cast such vote, and the Investor may initiate arbitration with respect to the remaining disputed items by filing a written demand for arbitration with JAMS within thirty (30) days of the expiration of the Settlement Period. The Investor shall promptly (and in no event later than five (5) days) notify the Majority Common Holder of the initiation of arbitration under this Section 1(d). The place of the arbitration shall be New York City, New York, or such other place as may be mutually agreed by the parties. The arbitration shall be administered by a single arbitrator and pursuant to the JAMS Comprehensive Arbitration Rules and Procedures. The Investor shall have the burden of proof to show that the Majority Common Holder engaged in a Prohibited Action. The fees and expenses payable to JAMS or the arbitrator shall be paid by the Investor and the Company in shares determined by the arbitrator. Each party shall be responsible for the fees and expenses incurred by such party in connection with the dispute and the arbitration. In the event that it is finally determined that the proposed action does not constitute a Prohibited Action, the vote casted by the Majority Common Holder shall remain unchanged. In the event that it is finally determined that the proposed action by the Majority Common Holder constituted a Prohibited Action, (i) the Majority Common Holder’s vote shall be canceled, (ii) the underlying action shall be deemed to have been void ab initio and shall be rescinded in full without any liability to the Investor if the underlying action would not have been approved but for the affirmative vote of the Shares subject to this Proxy (and any other proxy granted by the Investor to the Majority Common Holder); provided that if notwithstanding any such rescission the Investor incurs damages as a result of the underlying action, nothing set forth in this Proxy shall limit the remedies available to the Investor at law or in equity for recovery in connection therewith, and (iii) the Investor shall have the right to immediately revoke this Proxy and any other proxy granted by the Investor to the Majority Common Holder by delivery of written notice to the Majority Common Holder.

Appendix E-2

8. Legend. The Investor agrees to permit an appropriate legend on certificates evidencing the Shares reflecting the grant of this Proxy contained in the foregoing Section 1.

9. Representations and Warranties. The Investor represents and warrants to the Majority Common Holder as follows:

(a) The Investor has the all necessary rights, power and authority to execute, deliver and perform his obligations under this Proxy. This Proxy has been duly executed and delivered by the Investor and constitutes its legal and valid obligation enforceable against the Investor in accordance with its terms.

(b) The Investor is the record owner of the Shares listed under his name on Exhibit A hereto and the Investor has plenary voting and dispositive power with respect to such Shares; there are no proxies, voting trusts or other agreements or understandings to which such Investor is a party or bound by and which expressly require that any of the Shares be voted in any specific manner other than this Proxy; and such Investor has not entered, and during the Term shall not enter, into any agreement or arrangement inconsistent with this Proxy.

10. Equitable Remedies. Notwithstanding anything to the contrary herein (including Section 1(d) above), each party acknowledges that irreparable damage would result if this Proxy is not specifically enforced and that, therefore, the rights and obligations of each party may be enforced by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, not be exclusive and shall be in addition to any other remedies which each party may otherwise have available. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and each party hereto (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) shall cooperate fully in any attempt by the other party in obtaining such equitable relief.

11. Governing Law; Jurisdiction. This Proxy shall be governed by, and construed and enforced in accordance with, the laws of the United States of America and the State of Delaware, both substantive and remedial, without regard to any conflicts of law principles. Any judicial proceeding brought against either of the parties to this Proxy or any dispute arising out of this Proxy or any matter related hereto shall be brought in the state or federal courts residing in the State of New York borough of Manhattan and, by its execution and delivery of this Proxy, each party to this Agreement accepts the jurisdiction of such courts.

12. WAIVER OF JURY TRIAL. THE COMPANY AND THE INVESTOR HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS PROXY OR THE VALIDITY, PROTECTION, INTERPRETATION OR ENFORCEMENT THEREOF. THE COMPANY AND THE INVESTOR AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS PROXY AND WOULD NOT ENTER INTO THIS PROXY IF THIS SECTION WERE NOT PART OF THIS PROXY.

[Signature Page Follows]

Appendix E-3

IN WITNESS WHEREOF, the Investor has executed this Proxy as of December __, 2020.

INVESTOR:

Name of Entity: NAPLES INVESTMENT HOLDCO, LLC

By:
Signature:
Name of Signatory:
Title of Signatory:

Appendix E-4

EXHIBIT A

to Proxy

Certificate Number	Number of Shares
0027	424

Appendix E-5

APPENDIX F

Disclosure Schedule

[             ]

Appendix F-1

APPENDIX G

Indemnification Agreement

See attached.

Appendix G-1

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made and entered into as of July ___, 2020, by and between Newsmax Media, Inc., a Delaware corporation (the “Company”), and ________________ (“Indemnitee”).

WHEREAS, the Company and Indemnitee desire to enter into this Agreement for the purpose of providing Indemnitee with indemnification rights against expenses, liabilities and losses incurred by him in his good faith service as a director of the Company; and WHEREAS, the indemnification rights provided to the Indemnitee pursuant to this Agreement are in addition to any rights for indemnification provided to the Indemnitee pursuant to the Company’s certificates of incorporation, by-laws and any resolutions adopted by the Board of Directors of the Company (the “Board”) pursuant thereto and to any indemnification rights to which Indemnitee may be entitled under the Delaware General Corporation Law (“DGCL”).

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Companies and Indemnitee do hereby covenant and agree as follows:

1. Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof.

(a) Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(a) if, by reason of Indemnitee’s Corporate Status (as hereinafter defined), Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee is liable to the Company.

Appendix G-2

(c) Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(d) Indemnification of Appointing Stockholder. If (i) the stockholder that has designated the Indemnitee for election to the Board (the “Appointing Stockholder”) is, or is threatened to be made, a party to or a participant in any Proceeding, and (ii) the Appointing Stockholder’s involvement in the Proceeding arises out of or relates to any claim based on the Indemnitee’s service to the Company as a director or other fiduciary of the Company, then the Appointing Stockholder will be entitled to indemnification hereunder for Expenses to the same extent as Indemnitee, and the terms of this Agreement as they relate to procedures for indemnification of Indemnitee and advancement of Expenses shall apply to any such indemnification of Appointing Stockholder. The rights provided to the Appointing Stockholder under this Section 1(d) shall (i) be suspended during any period during which the Appointing Stockholder does not have a representative on the Company’s Board, and (ii) terminate on an initial public offering of the Company’s Common Stock; provided, however, that in the event of any such suspension or termination, the Appointing Stockholder’s rights to indemnification will not be suspended or terminated with respect to any Proceeding based in whole or in part on facts and circumstances occurring at any time prior to such suspension or termination regardless of whether the Proceeding arises before or after such suspension or termination. The Company and Indemnitee agree that the Appointing Stockholder is an express third party beneficiary of the terms of this Section 1(d).

2. Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful.

Appendix G-3

3. Contribution.

(a) Whether or not the indemnification provided in Section 1 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b) Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction or events from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the transaction or events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c) The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors, or employees of the Company, other than Indemnitee.

(d) To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

Appendix G-4

4. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness, or is made (or asked) to respond to discovery requests, in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

5. Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free.

6. Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the DGCL and public policy of the State of Delaware. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

(b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board (1) by a majority vote of the disinterested directors of the Company, even though less than a quorum, (2) by a committee of disinterested directors designated by a majority vote of the disinterested directors, even though less than a quorum, (3) if there are no disinterested directors or if the disinterested directors so direct, by independent legal counsel in a written advice to the Board, a copy of which shall be delivered to Indemnitee upon request, or (4) if so directed by the Board, by the stockholders of the Company. For purposes hereof, disinterested directors are those members of the Board who are not parties to the action, suit or proceeding in respect of which indemnification is sought by Indemnitee.

Appendix G-5

(c) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board. Indemnitee may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 12 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c) that are initiated by the Company, regardless of the manner in which such Independent Counsel was selected or appointed.

(d) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(e) Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise (as hereinafter defined), including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

Appendix G-6

(f) If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such sixty (60) day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided further, that the foregoing provisions of this Section 6(f) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

(g) Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(h) The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

Appendix G-7

(i) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

7. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, or (iv) payment of indemnification is not made within ten (10) business days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification. Indemnitee shall commence such proceeding seeking an adjudication within 90 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication.

(b) In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).

(c) If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on Indemnitee’s behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 12 of this Agreement) actually and reasonably incurred by Indemnitee in such judicial adjudication, if Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

(e) The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.

(f) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

Appendix G-8

8. Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.

(a) The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders, a resolution of directors of the Company, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by the Appointing Stockholder or its affiliate (collectively, the “Appointing Stockholder Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Appointing Stockholder Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Certificate of Incorporation or Bylaws of the Company (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Appointing Stockholder Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Appointing Stockholder Indemnitors from any and all claims against the Appointing Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Appointing Stockholder Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Appointing Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Appointing Stockholder Indemnitors are express third party beneficiaries of the terms of this Section (c).

Appendix G-9

(d) Except as provided in paragraph (c) above, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Appointing Stockholder Indemnitors), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(e) Except as provided in paragraph (c) above, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(f) The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

9. Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision, provided, that the foregoing shall not affect the rights of Indemnitee or the Appointing Stockholder Indemnitors set forth in Section 8(c) above; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c) in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee (or the Appointing Stockholder), including any Proceeding (or any part of any Proceeding) initiated by Indemnitee (or Appointing Stockholder) against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation, or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

Appendix G-10

10. Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is a director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of Indemnitee’s Corporate Status, whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

11. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

12. Definitions. For purposes of this Agreement:

(a) “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

(b) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c) “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

Appendix G-11

(d) “Expenses” shall include all reasonable documented out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(e) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above.

(f) “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of Indemnitee’s Corporate Status, by reason of any action taken by Indemnitee or of any inaction on Indemnitee’s part while acting in Indemnitee’s Corporate Status; in each case whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce Indemnitee’s rights under this Agreement or one initiated by Indemnitee or the Appointing Stockholder.

13. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Further, the invalidity or unenforceability of any provision hereof as to either Indemnitee or Appointing Stockholder shall in no way affect the validity or enforceability of any provision hereof as to the other. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

14. Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Appendix G-12

15. Notice By Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

16. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a) To Indemnitee at the address set forth below Indemnitee signature hereto.

(b) To the Company at:

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

17. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

19. Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

[SIGNATURE PAGES FOLLOW]

Appendix G-13

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

COMPANY:

NEWSMAX MEDIA, INC.

By:
Name:
Its:

INDEMNITEE

Name:

Address:

Appendix G-14

APPENDIX H

Amendment to Bylaws

See attached.

Appendix H-1

THIRD BYLAWS AMENDMENT

OF

NEWSMAX MEDIA, INC.

This THIRD BYLAWS AMENDMENT, dated as of July 16, 2020 (this “Amendment”), is made pursuant to Article Eight of the Bylaws of Newsmax Media, Inc., a Delaware corporation (the “Corporation”), as may be amended, supplemented, restated or otherwise modified from time to time (the “Bylaws”).

1. Article Two, Section 8, of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 8. Voting Per Share. Each outstanding share of Series A Convertible Preferred Stock, par value $0.001 per share, each outstanding share of Series A-1 Convertible Preferred Stock, par value $0.001 per share, each outstanding share of Series A-2 Convertible Preferred Stock, par value $0.001 per share, and each outstanding share of Series A-3 Convertible Preferred Stock, par value $0.001 per share, is entitled to one (1) vote on each matter submitted to a vote at a meeting of the stockholders of the Corporation (or submitted for action by the stockholders by written consent without a meeting), as subject to adjustment pursuant to the Certificate of Designations of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on November 22, 2017, the Certificate of Designation of Series A-1 Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on April 16, 2019, the Certificate of Designation of Series A-2 Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on July 3, 2019, and the Certificate of Designation of Series A-3 Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on July __, 2020, respectively, each as may be amended from time to time (collectively, the “Certificates of Designation”). Each outstanding share of Class A Common Stock, par value $0.001 per share, is entitled to one (1) vote on each matter submitted to a vote at a meeting of the stockholders of the Corporation (or submitted for action by the stockholders by written consent without a meeting). Except as otherwise required by law or as set forth in the Certificates of Designation, the holders of Series A Convertible Preferred Stock, holders of Series A-1 Convertible Preferred Stock, holders of Series A-2 Convertible Preferred Stock, holders of Series A-3 Convertible Preferred Stock and holders of Class A Common Stock shall vote together as a single class. Only shares of Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, Series A-3 Convertible Preferred Stock and Class A Common Stock have the right and power to vote or take any action by written consent. Each share of Class B Common Stock, par value $0.001 per share, is non-voting and has no right or power to vote or to take action by written consent.”

2. This Amendment shall supersede any and all previous amendments. All of the terms, conditions and provisions of the Bylaws continue in full force and effect except as expressly amended by this Amendment.

[Signature Page Follows]

Appendix H-2

IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Corporation as of the date first written above.

NEWSMAX MEDIA, INC.

By:
Name:	Christopher Ruddy
Title:	Chief Executive Officer

Appendix H-3

APPENDIX I

Amendment to Series A-1 Certificate of Designation

See attached.

Appendix I-1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION
OF
SERIES A-1 CONVERTIBLE PREFERRED STOCK
OF
NEWSMAX MEDIA, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

July 14, 2020

NEWSMAX MEDIA, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	That by resolution of the Board of Directors of the Corporation (the “Board of Directors”), and by a Certificate of Designation filed in the office of the Secretary of State of Delaware on April 16, 2019 (the “Series A-1 Certificate of Designation”), the Corporation authorized a series of 2,444.92 Series A-1 Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series A-1 Stock”) and established the powers, preferences and rights of the Series A-1 Stock and the qualifications, limitations and restrictions thereof.

2.	That as of the date hereof, 1,222.46 shares of Series A-1 Stock are issued and outstanding.

3.	That the Board of Directors, acting pursuant to the authority conferred on the Board of Directors by its Certificate of Incorporation, filed on April 25, 2014, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, adopted resolutions to amend Section 2 of the Series A-1 Certificate of Designation to read in its entirety as follows:

“Section 2. Number of Shares. The authorized number of shares of Series A-1 Stock is 1,223.”

Appendix I-2

4.	That the Board of Directors, acting pursuant to the authority conferred on the Board of Directors by its Certificate of Incorporation, filed on April 125 2014, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, adopted resolutions to amend Section 4 of the Series A Certificate of Designation to read in its entirety as follows:

“Section 4. Dividends.

(a) Dividend Rate on Series A-1 Stock. Other than as set forth in Section 4(b), dividends shall accrue on the Series A-1 Stock at an annual dividend rate per share of five percent (5%) of the Per Share Price. Dividends will accrue quarterly, whether or not declared, and, except as set forth below in Section 5(a), Section 6(b)(1) and Section 6(c)(1), be payable in cash only when, as, and if declared by the Board of Directors. For the avoidance of doubt, in the event that a Liquidity Event, conversion or sale occurs prior to the end of a quarter, no portion of dividends shall be paid with respect to such partial quarter.

(b) Participation with Dividends on Common Stock. Dividends on the Series A-1 Stock will have preference over dividends payable in respect of the Common Stock. No cash or other dividend or distribution may be declared or paid on the Common Stock (other than a dividend or distribution solely in shares of Common Stock for which an adjustment is made pursuant to Section 6(f) and cash in lieu of fractional shares) unless a dividend or other distribution is also declared and paid on each share of the Series A-1 Stock in an amount equal to the sum of (i) the amount of accrued but unpaid dividends on a share of Series A-1 Stock, and (ii) the assets (whether cash or property) that a holder of a share of Series A-1 Stock would have received had such share been converted into the number of shares of Class A Common Stock to which the holder would then be entitled immediately prior to the record date, distribution date or other applicable payment date with respect to such dividend or distribution. Payment of a dividend to the holders of Series A-1 Stock under this Section 4(b) shall reduce (dollar for dollar but not below zero) any accrued but unpaid dividends thereon determined under Section 4(a).”

*        *        *        *        *

Appendix I-3

IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Corporation as of the date first written above.

NEWSMAX MEDIA, INC.

By:
Name:	Christopher Ruddy
Title:	Authorized Officer

Appendix I-4

APPENDIX J

Amendment to Series A-1 Subscription Agreement

See attached.

Appendix J-1

NEWSMAX MEDIA, INC.

AMENDMENT TO SUBSCRIPTION AGREEMENT

This Amendment To Subscription Agreement (this “Amendment”) is made as of July 16, 2020 (the “Amendment Date”), by and between Newsmax Media, Inc., a Delaware corporation (the “Company”), and Naples Investment HoldCo, LLC, a Delaware limited liability company (the “Investor”).

RECITALS

A. The Investor has purchased shares of Series A-1 Convertible Preferred Stock from the Company pursuant to a Subscription Agreement dated April 16, 2019 (the “Agreement”). Capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Agreement.

B. Section 16 of the Agreement provides that the Agreement may be amended by written agreement among the Company and the Investor.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and the Investor, intending to be legally bound and to legally bind the parties, hereby agree as follows:

1. Amendment of Section 7. Section 7 of the Agreement is hereby amended and restated to read as follows:

“7. Restrictions on Transfer.

(a) The Investor (including any transferee of the Investor) may not transfer any Preferred Stock (or any other securities issued with respect to any Preferred Stock, whether by stock dividend, stock split, merger, exchange, reorganization, or otherwise) or any interest in any Preferred Stock, whether voluntarily or by operation of law, except upon the conditions specified in this Agreement and in accordance with the provisions of the Securities Act and other applicable law. The Investor will cause any proposed purchaser, pledgee, or transferee of the Investor’s Securities and the Registrable Securities held by the Investor to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. As used in this Agreement, the term “transfer” means any transfer, sale, assignment, gift, pledge, exchange, encumbrance, or other disposition, whether direct or indirect, voluntary or involuntary; provided that a direct or indirect change of control of the Investor shall not constitute a transfer so long as the Person ultimately controlling the Investor as of immediately prior to such change of control continues to ultimately control the Investor after such change of control. The terms “transferee,” “transferred,” and other forms of the word “transfer” shall have the correlative meanings.

Appendix J-2

(b) Each certificate, instrument, or book entry representing (i) the Investor’s Securities, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 7(c) be notated with a legend substantially in the following form:

(i) THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(ii) THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(c) The Investor consents to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 7.

(d) The Investor, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 7. Before any proposed transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Investor shall give notice to the Company of the Investor’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at the Investor’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Investor shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice given by the Investor to the Company (unless such transfer is otherwise restricted by the terms set forth in this Agreement, including this Section 7 and Section 9(g)). The Company will not require such a legal opinion or “no action” letter with respect to transfers in accordance with Section 7(f). Each certificate, instrument, or book entry representing the Restricted Securities transferred as Section 7(b).

Appendix J-3

(e) Notwithstanding anything to the contrary set forth herein, in no event shall any of the Investor’s Securities or the shares of Common Stock issued upon conversion thereof be transferred or otherwise made available to any U.S.-based cable channel or over the top (OTT) media services without the prior written consent of the Majority Common Holder.

(f) Subject to the restrictions set forth in Section 7(b) and notwithstanding the foregoing or anything to the contrary herein, the Investor’s Securities, or shares of Common Stock issued upon conversion thereof, and the rights under this Agreement may be transferred and assigned (but only with all related obligations) by the Investor upon prior written notice to the Company to one or more affiliated partnerships of the Investor, funds managed by the Investor or any of their respective directors, officers or partners, or their respective family members; provided, however, that such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 9(g).”

2. Amendment of Section 24. The second paragraph of Section 24 of the Agreement is hereby amended and restated to read as follows:

“If to the Investor:”

3. No Other Amendment. Except as modified by this Amendment, the Agreement shall remain in full force and effect in all respects without any modification. From and after the Amendment Date, all references in the Agreement to “the Agreement,” “this Agreement,” or any Section or Sections of the “Agreement”, shall mean the Agreement as amended through this Amendment (as the same may be further amended and/or restated from time to time).

4. Certification; Effectiveness. By executing this Amendment below, the Company and the Investor certify that this Amendment has been executed and delivered in compliance with the terms of Section 16 of the Agreement. This Amendment shall become effective when executed and delivered by the Investor and the Company as provided under Section 16 of the Agreement, and thereupon the Investor and the Company shall be bound thereby.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument. Delivery of an executed signature page to this Amendment by facsimile or any other electronic transmission shall be as effective as delivery of a manually signed counterpart hereof.

[Remainder Of Page Intentionally Left Blank]

Appendix J-4

IN WITNESS WHEREOF, the parties have caused this Amendment to Subscription Agreement to be duly executed and delivered as of the Amendment Date.

COMPANY:

NEWSMAX MEDIA, INC.

By:
Name:	Christopher Ruddy
Title:	Chief Executive Officer

Address:

Appendix J-5

IN WITNESS WHEREOF, the parties have caused this Amendment to Subscription Agreement to be duly executed and delivered as of the Amendment Date.

INVESTOR:

NAPLES INVESTMENT HOLDCO, LLC

By:
Name:
Title:

Address:

Appendix J-6